================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       FEDERATED DEPARTMENT STORES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       FEDERATED DEPARTMENT STORES, INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                       FEDERATED DEPARTMENT STORES, INC.
                              151 West 34th Street
                            New York, New York 10001
                                      and
                             7 West Seventh Street
                             Cincinnati, Ohio 45202

                                                                  April 17, 1997

To the Stockholders:

     You are cordially invited to attend the 1997 Annual Meeting of the stockholders of Federated Department Stores, Inc., to be held on Friday, May 16, 1997, at 11:00 a.m., Eastern Daylight Time, at Federated's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter. The matters listed in the Notice of Meeting are described in the attached Proxy Statement.

     The vote of every stockholder is important and your cooperation in completing, signing and returning your proxy promptly will be appreciated.

     We hope to see you at the Annual Meeting.

                                          Sincerely,

                                          ALLEN QUESTROM
                                          Chairman of the Board
                                          and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND
   RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES
     NO POSTAGE IF MAILED IN THE UNITED STATES.

                       FEDERATED DEPARTMENT STORES, INC.
                 151 West 34th Street, New York, New York 10001
                                      and
                 7 West Seventh Street, Cincinnati, Ohio 45202

  ---------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
  ---------------------------------------------------------------------------

To the Stockholders:

     Notice is hereby given that the Annual Meeting of stockholders of Federated Department Stores, Inc. will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 16, 1997, at Federated's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202, for the following purposes, all as more fully described in the attached Proxy Statement:

     1. To elect four Class III members of the Board of Directors;

     2. To ratify the appointment of KPMG Peat Marwick LLP as the independent accountants of Federated Department Stores, Inc. for the fiscal year ending January 31, 1998;

     3. To act upon a proposal to amend the 1995 Executive Equity Incentive Plan to increase the number of shares of common stock of Federated Department Stores, Inc. available for issuance thereunder and modify certain other terms thereof;

     4. To approve the 1992 Incentive Bonus Plan;

     5. To act upon a stockholder proposal, if properly presented at the Annual Meeting, to publish periodically in various newspapers a detailed statement disclosing political and related contributions made by the Company; and

     6. To act upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     Stockholders of record at the close of business on April 4, 1997 are entitled to vote at the Annual Meeting or any postponements or adjournments thereof.

                                            DENNIS J. BRODERICK
                                            Secretary

April 17, 1997

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       FEDERATED DEPARTMENT STORES, INC.
                 151 West 34th Street, New York, New York 10001
                                      and
                 7 West Seventh Street, Cincinnati, Ohio 45202

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation, by and on behalf of the Board of Directors (the "Board") of Federated Department Stores, Inc. (the "Company"), of proxies for use at the Annual Meeting of the stockholders of the Company to be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 16, 1997, at the Company's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202 and at any postponements or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the Notice of Meeting and accompanying proxy are being mailed to stockholders on or about April 17, 1997.

     Unless the context otherwise requires, references herein to the "Company" are to Federated Department Stores, Inc. ("Federated") and its subsidiaries, the predecessors thereof, and the surviving corporation following the merger (the "Merger") of Federated and R.H. Macy & Co., Inc. ("Macy's") on December 19, 1994.

                                    GENERAL

     The holders of record of shares of common stock of the Company ("Common Stock") at the close of business on April 4, 1997 (the "Record Date") are entitled to vote such shares at the Annual Meeting. As of the Record Date, there were outstanding 208,379,561 shares of Common Stock, excluding shares held in the treasury of the Company or by subsidiaries of the Company. Each such share of Common Stock, exclusive of treasury shares and shares held by the Company's subsidiaries, is entitled to one vote on each of the matters listed in the Notice of Meeting.

     The holders of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. However, abstentions and broker non-votes with respect to any matter brought to a vote at the Annual Meeting will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. Except as described below, the affirmative vote of the holders of a majority (or, in the case of the election of any nominee as a director, a plurality) of the shares of Common Stock represented at the Annual Meeting and actually voted is required for the approval of any matter brought to a vote at the Annual Meeting, and abstentions and broker non-votes will have no effect on the outcome of the vote on any such matter. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is required for the approval of the proposal to amend the 1995 Executive Equity Incentive Plan described in Item 3, and abstentions and broker non-votes will have the effect of votes against such proposal. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the Record Date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

     The Board has adopted a policy under which, subject to the following provisions, all stockholder proxies, ballots and other voting materials (collectively, "Voting Materials") that identify the votes of specific stockholders will be kept confidential and will not be disclosed to officers, directors or employees of the Company or third parties except where disclosure is required by applicable law or as otherwise permitted by the policy. However,
(i) employees and others serving as voting tabulators, inspectors of election or proxy solicitors or otherwise engaged in the receipt, counting, tabulation or solicitation of proxies who have agreed to maintain stockholder confidentiality as provided in this policy will be permitted such access to Voting Materials as may be necessary to facilitate their participation in the foregoing activities and (ii) access to Voting Materials will not be restricted (a) in those instances in which stockholders write comments on their proxy cards or otherwise consent to the disclosure of their vote to the Company's management, (b) in the event of a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board, (c) in respect of a stockholder proposal that the Company's Board Organization and Corporate Governance Committee (the "BOCG Committee"), after having allowed the proponent of the proposal an opportunity to present its views, determines is not in the best interests of the Company and its stockholders, or (d) in the event that representatives of the Company determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of Voting Materials. The foregoing policy will apply to the Annual Meeting and each subsequent stockholders' meeting in respect of which the Board determines, after considering the matters to be acted upon thereat, that such policy (as the same may from time to time be modified by the Board) would be in the best interests of the Company and its stockholders.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the instructions on the proxies. If no instructions are indicated, such shares will be voted FOR the nominees for director identified below, FOR the ratification of the appointment of the Company's independent accountants, FOR the proposal to amend the 1995 Executive Equity Incentive Plan, FOR the proposal to approve the 1992 Incentive Bonus Plan and AGAINST the stockholder proposal listed in the Notice of Meeting.

     A proxy may be revoked by filing with the Secretary of the Company, prior to the exercise of the proxy, either a written instrument revoking the proxy or an executed subsequent proxy or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

                                STOCK OWNERSHIP

     Certain Beneficial Owners. The following table sets forth information as to the beneficial ownership of each person known to the Company to own more than 5% of the Company's outstanding Common Stock.

                       NAME AND ADDRESS                         NUMBER OF SHARES     PERCENT OF CLASS
--------------------------------------------------------------  ----------------     ----------------
FMR Corp. 82 Devonshire Street Boston, MA 02109...............     21,123,327              10.07%

     According to information set forth in a Schedule 13G, dated February 14, 1997 (the "FMR Schedule 13G"), filed with the Securities and Exchange Commission (the "SEC") by FMR Corp. ("FMR"), FMR was the beneficial owner of 21,123,327 shares of Common Stock (approximately 10.07% of the total number of shares of Common Stock outstanding). According to the FMR Schedule 13G, as of December 31 1996, (a) 19,572,664 of such shares (approximately 9.33% of the total number of shares of Common Stock outstanding), including 1,630,381 shares issuable upon the conversion of certain debentures, were beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, as a result of acting as investment advisor to several investment companies, (b) 1,363,863 of such shares (approximately 0.65% of the total number of shares of Common Stock outstanding), including 194,546 shares issuable upon the conversion of certain debentures, were beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, as a result of its serving as investment manager of institutional account(s), and (c) 186,800 of such shares (approximately 0.09% of the total number of shares of Common Stock outstanding) were beneficially owned by Fidelity International Limited. According to the FMR Schedule 13G, (i) each of FMR and Edward C. Johnson 3d, Chairman of FMR, has dispositive power over the shares owned by the investment companies and institutional account(s) described in clauses (a) and (b) of the preceding sentence and (ii) Edward C. Johnson, 3d and Abigail P. Johnson, a director of FMR, own 12.0% and 24.5%, respectively, of the outstanding voting common stock of FMR and various Johnson family members and various trusts for the benefit of Johnson family members are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR, and through their ownership of FMR's voting common stock and related agreements, members of the Johnson family may be deemed to form a controlling group with respect to FMR.

     Stock Ownership of Directors and Executive Officers. The following table sets forth the shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) as of April 1, 1997 by each director of the Company, by each of the Named Executives (as defined below) and by directors and executive officers of the Company as a group. Each such person (and all directors and executive officers as a group) beneficially owns less than one percent (1%) of the outstanding shares of Common Stock. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202.

                              NAME AND ADDRESS                     NUMBER OF SHARES
            -----------------------------------------------------  ----------------
            Lyle Everingham......................................         5,000
            Meyer Feldberg.......................................         2,000
            Earl G. Graves, Sr...................................           600
            George V. Grune......................................         4,000
            Joseph Neubauer......................................         6,000
            Allen I. Questrom....................................         5,000
            Ronald W. Tysoe......................................       133,104
            Paul W. Van Orden....................................         1,033
            Karl M. von der Heyden...............................         6,000
            Craig E. Weatherup...................................           -0-
            Marna C. Whittington.................................         1,000
            James M. Zimmerman...................................        77,691
            Thomas G. Cody.......................................         2,844
            Dennis J. Broderick..................................         8,069
            All Directors and Executive Officers as a Group......       261,667

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws") provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected, except that the initial post-Merger term of the directors in Class III will expire at the Annual Meeting.

     In accordance with the recommendation of its BOCG Committee, the Board has nominated Earl G. Graves, Sr., George V. Grune, Craig E. Weatherup and James M. Zimmerman, each of whom is currently a member of the Board, for election as Class III Directors. If elected, such nominees will serve for a three-year term to expire at the Company's annual meeting of stockholders in 2000 or until their successors are duly elected and qualified. Mr. Allen I. Questrom and Mr. Paul W. Van Orden, each a Class I Director, and Mr. Lyle Everingham, a Class II Director, will resign at the Annual Meeting. Pursuant to the By-Laws, any vacancies on the Board may be filled only by the remaining directors then in office. It is anticipated that, following the Annual Meeting, such remaining directors will elect Ms. Sara Levinson as a Class I Director and Mr. Terry Lundgren as a Class II Director to fill vacancies that will then exist in such classes. Information regarding the foregoing nominees, as well as the other persons who are expected to serve on the Board following the Annual Meeting, is set forth below.

     The Board has no reason to believe that any of the nominees will not serve if elected, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board or, alternatively, the Board may reduce the number of directors to be elected at the Annual Meeting.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS -- TERM EXPIRES AT THE 2000 ANNUAL MEETING

EARL G. GRAVES, SR.

     Mr. Graves, age 62, has been Chairman and Chief Executive Officer of Earl
G. Graves, Ltd., a multi-faceted communications company, since 1970, and is the Publisher and Chief Executive Officer of "Black Enterprise" magazine, which he founded. Additionally, since 1990, Mr. Graves has served as Chairman and Chief Executive Officer of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise and is a general partner of Egoli Partners, L.P., which is the general partner of New Age Beverages, a Pepsi-Cola franchise in the Republic of South Africa. Mr. Graves is also a member of the boards of directors of Aetna Inc., AMR Corporation, Chrysler Corporation and Rohm & Haas Corporation. He is a member of the Audit Review, BOCG and Public Policy Committees of the Board. Mr. Graves has been a director since 1994.

GEORGE V. GRUNE

     Mr. Grune, age 67, has been Chairman of the DeWitt Wallace Reader's Digest Fund and the Lila Wallace Reader's Digest Fund since August 1, 1995. From 1984 until August 1, 1994, he was Chairman of the Board and Chief Executive Officer of The Reader's Digest Association, Inc. and continued as Chairman of the Board until August 1, 1995. Mr. Grune is also a member of the boards of directors of Avon Products, Inc. and CPC International, Inc. He is a member of the Audit Review, Compensation, Executive and Public Policy Committees and the Section 162(m) Subcommittee of the Board. Mr. Grune has been a director since 1992.

CRAIG E. WEATHERUP

     Mr. Weatherup, age 51, has been Chairman and Chief Executive Officer of Pepsi-Cola Company since July 1996. Prior thereto, he was President of PepsiCo, Inc. since April 1996. From 1990 until April 1996, he served as President and Chief Executive Officer of Pepsi-Cola North America. Mr. Weatherup is also a member of the boards of directors of PepsiCo, Inc., Pepsi-Cola General Bottlers, Inc. and Tuskegee University. He is a member of the BOCG and Compensation Committees of the Board. Mr. Weatherup has been a director since August 1996.

JAMES M. ZIMMERMAN

     Mr. Zimmerman, age 53, has been President and Chief Operating Officer of the Company since May 1988. Mr. Zimmerman has been elected by the Board as Chairman and Chief Executive Officer of the Company, effective as of the close of business on the day of the Annual Meeting. Mr. Zimmerman is a member of the Public Policy Committee of the Board. Mr. Zimmerman has been a director since 1988.

CLASS I DIRECTORS -- TERM EXPIRES AT THE 1998 ANNUAL MEETING

SARA LEVINSON

     Ms. Levinson, age 46, has been President of NFL Properties, Inc. since September 1994. Prior thereto, she was President -- Business Operations of MTV Networks, a division of Viacom International, Inc., since 1993. From 1991 until 1993, she served as Executive Vice President, Business Operations, of MTV Channel. Ms. Levinson is also a member of the board of directors of Harley Davidson, Inc. Ms. Levinson is expected to be elected as a director following the Annual Meeting.

JOSEPH NEUBAUER

     Mr. Neubauer, age 55, has been Chairman and Chief Executive Officer of ARAMARK Corporation (formerly known as The ARA Group) since 1984. He is also a member of the boards of directors of ARAMARK Corporation, Bell Atlantic Corporation and First Union Corporation. Mr. Neubauer is a member of the BOCG, Compensation, Executive and Finance Committees of the Board. Mr. Neubauer has been a director since 1992.

KARL M. VON DER HEYDEN

     Mr. von der Heyden, age 60, has been Vice Chairman of the Board of Directors and Chief Financial Officer of PepsiCo, Inc. since September 1996. Since August 1994, Mr. Von der Heyden has been, and continues to be, affiliated with The Clipper Group, a merchant banking firm. Prior to joining The Clipper Group, he was President and Chief Executive Officer of Metallgesellschaft Corp. from December 1993 until July 1994. He was previously Co-Chairman and Chief Executive Officer of RJR Nabisco, Inc. from March to May 1993 and was Executive Vice President and Chief Financial Officer of RJR Nabisco from 1989 to 1993. Mr. von der Heyden is a member of the Audit Review, Public Policy, Executive and Finance Committees of the Board. Mr. von der Heyden has been a director since 1992.

CLASS II DIRECTORS -- TERM EXPIRES AT THE 1999 ANNUAL MEETING

MEYER FELDBERG

     Professor Feldberg, age 55, has been Dean of the Columbia Business School at Columbia University since 1989. He is also a member of the boards of directors of PaineWebber Mutual Funds, Revlon, Inc. and K-III Communications Corporation. Professor Feldberg is a member of the Audit Review, BOCG and Compensation Committees and the Section 162(m) Subcommittee of the Board. Professor Feldberg has been a director since 1992.

TERRY J. LUNDGREN

     Mr. Lundgren, age 44, has been Chairman of the Company's Federated Merchandising Group division since February 1994. Prior thereto, he was Chairman and Chief Executive Officer of The Neiman Marcus

Group, Inc. since February 1990. Mr. Lundgren has been elected as President and Chief Merchandising Officer of the Company, effective as of the close of business on the day of the Annual Meeting. Mr. Lundgren is expected to be elected as a director following the Annual Meeting.

RONALD W. TYSOE

     Mr. Tysoe, age 44, has been Vice Chairman and Chief Financial Officer of the Company since April 1990. Mr. Tysoe is also a member of the board of directors of E.W. Scripps Company. Mr. Tysoe has been a director since 1988.

MARNA C. WHITTINGTON

     Dr. Whittington, age 49, is Chief Operating Officer of Morgan Stanley Asset Management ("Morgan Stanley"), where she has been employed since 1996. From 1992 until 1996, she was a partner with the private investment firm of Miller, Anderson & Sherrerd, LLP, which was acquired by Morgan Stanley in 1996. Prior thereto, she was executive vice president of the University of Pennsylvania since 1988. Dr. Whittington is also a member of the board of directors of Rohm & Haas Company. Dr. Whittington is a member of the Audit Review, BOCG, Executive and Finance Committees of the Board. Dr. Whittington has been a director since 1993.

             FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

ATTENDANCE AT MEETINGS

     The Board held 7 meetings during the fiscal year ended February 1, 1997 ("Fiscal 1996"). No director attended fewer than 75% of the total number of meetings of the Board and Board Committees on which such director served.

COMMITTEES OF THE BOARD

     The Board has established the following standing committees (each of which is reconstituted following each annual meeting of the Company's stockholders): the Executive Committee, the Finance Committee, the Public Policy Committee, the Audit Review Committee, the BOCG Committee, the Compensation Committee and the
Section 162(m) Subcommittee. The By-Laws require that the Audit Review, BOCG and Compensation Committees be composed solely of non-employee directors and that a majority of the members of the Executive and Finance Committees be non-employee directors. The By-Laws define "non-employee director," in general, to mean a director of the Company who is not a full-time employee of the Company or any of its subsidiaries. The By-Laws further require that all of the members of the Audit Review, BOCG and Compensation Committees, and a majority of the members of the Executive, Finance and Public Policy Committees and each other directorate committee that the Board may from time to time establish, be independent directors, except to the extent that a majority of the independent directors then serving as members of the Board determines in a specific instance that it would be in the best interests of the Company and its stockholders that the By-Laws not operate to preclude the service of one or more individuals on one or more of such committees. The By-Laws define "independent director," in general, to mean a director of the Company who (i) is not (and has not been within the preceding 60 months) an employee of the Company or any of its subsidiaries, (ii) is not (and has not been within the preceding 60 months) an executive officer, partner or principal in or of any corporation or other entity that is or was a paid advisor, consultant or provider of professional services to, or a substantial supplier of, the Company or any of its subsidiaries, (iii) is not a party to any contract pursuant to which such director provides personal services (other than as a director) to the Company or any of its subsidiaries, (iv) is not employed by an organization that received, within the preceding 60 months, grants or endowments from the Company or any of its subsidiaries in excess of $250,000 in any fiscal year of the Company, (v) is not a relative of any other director or executive officer of the Company, (vi) is not a party to any agreement binding him or her to vote, as a stockholder of the Company, in accordance with the recommendations of the Board, and (vii) is not a director of any corporation or other entity (other than the Company) of which the Company's Chairman or Chief Executive Officer is also a director. The Board believes that, except for the three members of the Board who are also senior executives of the Company, the remaining members of the Board are "independent directors" within the meaning of the foregoing definition.

     Executive Committee. The Executive Committee is presently composed of Dr. Whittington and Messrs. Everingham, Grune, Neubauer, Questrom and von der Heyden. This Committee has all authority, consistent with the Delaware General Corporation Law, granted to it by the Board. Accordingly, the Executive Committee may exercise all the powers and authority of the Board in the oversight of the management of the business and affairs of the Company, except that the Executive Committee does not have the power to amend the By-Laws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designations, preferences and other terms of any preferred stock of the Company), adopt an agreement of merger and consolidation, authorize the issuance of stock, declare a dividend or recommend to the stockholders of the Company the sale, lease or exchange of all or substantially all of the Company's assets, a dissolution of the Company or a revocation of a dissolution. The Executive Committee met once during Fiscal 1996.

     Finance Committee. The Finance Committee is presently composed of Dr. Whittington and Messrs. Neubauer, Questrom and von der Heyden. This Committee reviews with the appropriate officers of the Company and reports to the Board (or to the Executive Committee) on: (i) the financial considerations relating to acquisitions and dispositions of businesses and operations involving projected costs or income in excess of $10 million; (ii) potential transactions affecting the Company's capital structure, such as financings, refinancings and the issuance, redemption or repurchase of the Company's debt or equity securities;
(iii) potential changes in the financial policy or structure of the Company which could have a material financial impact on the Company; (iv) capital projects and other financial commitments in excess of $10 million; and (v) potential consolidations of the Company's operations involving projected costs and/or expense savings in excess of $25 million. The Finance Committee met 5 times during Fiscal 1996.

     Public Policy Committee. The Public Policy Committee is presently composed of Messrs. Everingham, Feldberg, Graves, Grune, Van Orden, von der Heyden and Zimmerman. This Committee establishes, when necessary or appropriate, policies involving the Company's role as a corporate citizen, reviews, evaluates and monitors the policies, programs and practices in public policy areas, maintains an awareness of public affairs developments and trends, and reviews and makes recommendations to the Board on stockholder proposals relating to various matters. The Public Policy Committee met 2 times during Fiscal 1996.

     Audit Review Committee. The Audit Review Committee is presently composed of Dr. Whittington and Messrs. Feldberg, Graves, Grune and von der Heyden. This Committee reviews the professional services provided by the Company's independent accountants and the independence of such firm from the management of the Company. This Committee also reviews the scope of the audit by the Company's independent accountants, the annual financial statements of the Company, the Company's systems of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the Company's internal audit staff. The Audit Review Committee met 4 times during Fiscal 1996.

     Board Organization and Corporate Governance Committee. The BOCG Committee is presently composed of Dr. Whittington and Messrs. Everingham, Feldberg, Graves, Neubauer, Van Orden and Weatherup. This Committee (i) considers and recommends criteria for the selection of nominees for election as directors of the Company and from time to time may select candidates for director for recommendation to the full Board and (ii) considers and makes recommendations with respect to (a) such proposals as may from time to time be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, by stockholders of the Company and (b) such other matters as may from time to time be presented for consideration of the Board relating to the rights of stockholders and the role of the Board in respect of the direction of the management of the business and affairs of the Company (other than, as to stockholder rights, in respect of the conduct of the Company's ordinary business operations or in the context of an extraordinary transaction involving the Company or any of its subsidiaries or any securities thereof). The full Board may also from time to time select such director candidates and in all events will act in respect of (i) the filling of any vacancies on the Board, (ii) the recommendation of candidates for nomination for election by the stockholders of the Company, and (iii) the composition of all Board committees. The BOCG Committee met 5 times during Fiscal 1996.

     The BOCG Committee will consider nominees for director recommended by stockholders of the Company. Stockholders wishing to make such recommendations should write to the Board Organization and Corporate Governance Committee, c/o Dennis J. Broderick, Secretary, Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee's qualifications and other relevant biographical information. See "Director Nomination Procedures" for a discussion of nomination procedures under the By-Laws.

     Compensation Committee. The Compensation Committee is presently composed of Messrs. Everingham, Feldberg, Grune, Neubauer, Van Orden and Weatherup. This Committee reviews executive salaries, administers the bonus, incentive and stock option plans of the Company and approves the salaries and other benefits of the executive officers of the Company. In addition, this Committee advises and consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company. The Compensation Committee met 5 times during Fiscal 1996.

     Section 162(m) Subcommittee. In May 1996, a subcommittee of the Compensation Committee, presently composed of Messrs. Everingham, Feldberg, Grune and Van Orden (the "Section 162(m) Subcommittee"), was formed. The Section 162(m) Subcommittee is required to be composed solely of three or more members of the Compensation Committee who are "outside directors" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations of the Internal Revenue Service relating thereto (collectively, "Section 162(m)"). The Section 162(m) Subcommittee takes all required actions under the Company's 1992 Incentive Bonus Plan (as amended, the "1992 Bonus Plan"), the Company's 1992 Executive Equity Incentive Plan, (as amended, the "1992 Equity Plan") and the 1995 Executive Equity Incentive Plan (as amended, the "1995 Equity Plan"), and such other compensation plans, agreements or arrangements of the Company as may be specified by the Board from time to time, in each case with respect to such action as may be necessary under Section 162(m) in order to cause any compensation that is paid thereunder to a person who is, or is specified by the Compensation Committee as being reasonably likely to become, a "covered employee" within the meaning of Section 162(m) to qualify as "performance based" within the meaning of Section 162(m). The Section 162(m) Subcommittee met once during Fiscal 1996.

DIRECTOR NOMINATION PROCEDURES

     The By-Laws provide that nominations for election of directors by the stockholders will be made by the Board or by any stockholder entitled to vote in the election of directors generally. The By-Laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to bring any other business before an annual meeting of the stockholders.

DIRECTOR COMPENSATION

     Non-employee directors receive an annual base retainer fee in the amount of $30,000, and a fee of $1,250 for each Board or Board Committee meeting attended. In addition, each non-employee director who chairs a committee receives an annual fee of $5,000. In connection with the termination of the retirement plan for non-employee directors described below, the 1995 Equity Plan was amended to make each non-employee director eligible to receive annual grants of options to purchase up to 3,500 shares of Common Stock. (See the table at page 15 of this Proxy Statement for information regarding options granted to non-employee directors in Fiscal 1996). Directors who are also full-time employees of the Company receive no additional compensation for services as directors.

     The Company's retirement plan for non-employee directors was terminated on a prospective basis effective May 16, 1997 (the "Plan Termination Date"). As a result of such termination, persons who first become non-employee directors after the Plan Termination Date will not be entitled to receive any payment thereunder. Persons who were non-employee directors as of the Plan Termination Date will be entitled to receive retirement benefits accrued as of the Plan Termination Date. Subject to an overall limit in an amount equal to the aggregate retirement benefit accrued as of the Plan Termination Date (i.e., the product of $30,000 and the years of Board service prior to the Plan Termination
Date), and the vesting requirements described below, persons who retire from service as non-employee directors after the Plan Termination Date will be entitled to receive an annual payment equal to $30,000, payable in monthly installments, commencing at age 60 (if such person's termination of Board service occurred prior to reaching age 60) and continuing for the lesser of such person's remaining life or a number of years equal to such person's years of Board service prior to the Plan Termination Date. Full vesting will occur for non-employee directors who reach age 60 while serving on the Board, irrespective of such person's years of Board service. Vesting will occur for non-employee directors whose termination of Board service occurs before reaching age 60 as follows: 50% vesting after five years of Board service and an additional 10% vesting for each year of Board service after five years. Board service following the Plan Termination Date will be given effect for purposes of the foregoing vesting requirements. There are no survivor benefits under the terms of the retirement plan.

     Non-employee directors may defer all or a portion of their retainer and meeting fees either as stock credits or cash credits. Non-employee directors also receive executive discounts on merchandise purchased.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See "Compensation Committee Interlocks And Insider Participation" for information regarding a commercial relationship with ARAMARK Corporation, of which Mr. Neubauer is Chairman and Chief Executive Officer.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and certain persons who own more than 10% of the Common Stock outstanding, to file with the SEC and the New York Stock Exchange (the "NYSE") initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. See "Stock Ownership -- Certain Beneficial Owners."

     To the Company's knowledge, based solely on a review of the copies of reports furnished to the Company and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of Common Stock during Fiscal 1996, the directors and executive officers and all beneficial owners of more than 10% of the Common Stock outstanding complied with all applicable filing requirements under Section 16(a) of the Exchange Act with respect to their beneficial ownership of Common Stock during Fiscal 1996, except that (i) a Form 3 report of initial ownership following the appointment of Mr. Joel A. Belsky as Vice President and Controller of the Company was filed late, and (ii) Form 5 reports of the holdings of Dennis J. Broderick, John E. Brown, Thomas G. Cody, Karen M. Hoguet, Allen I. Questrom, Ronald W. Tysoe and James M. Zimmerman in the investment fund that invests in Common Stock under the Company's savings plan that resulted from matching contributions made by the Company were filed late.

                ITEM 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board, upon the recommendation of the Audit Review Committee, has appointed the firm of KPMG Peat Marwick LLP independent public accountants, to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending January 31, 1998, subject to ratification of such appointment by the Company's stockholders. KPMG Peat Marwick LLP and its predecessors have served as independent accountants for the Company since 1988, and are considered well qualified. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                    ITEM 3 -- AMENDMENT TO 1995 EQUITY PLAN

     One of the key elements of the Company's strategic plan is the practice of linking the compensation of key employees to the achievement of specific performance levels. The 1995 Equity Plan, which was adopted in connection with the Company's acquisition of Macy's in December 1994, is intended to provide an equity interest in the Company to key management personnel and thereby provide additional incentives for such persons to devote themselves to the maximum extent practicable to the business of the Company and its subsidiaries. The 1995 Equity Plan is also intended to aid in attracting persons of outstanding ability to enter and remain in the employ of the Company and its subsidiaries.

     To further the objectives of the 1995 Equity Plan, the Compensation Committee recommended that the Board amend the 1995 Equity Plan, subject to approval by the Company's stockholders, to increase by 7.5 million shares the total number of shares of Common Stock available for issuance thereunder, to increase the maximum number of shares available for issuance thereunder in the form of restricted stock by 500,000, and in certain other respects as described herein. If the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting vote for the approval of the proposed amendment to the 1995 Equity Plan, such amendment will thereupon become effective. If such approval by the Company's stockholders is not obtained at the Annual Meeting, the proposed amendment to the 1995 Equity Plan will not become effective, and the 1995 Equity Plan as it presently exists will continue in effect. Neither the effectiveness of the proposed amendment to the 1995 Equity Plan nor the failure of such amendment to become effective will have any effect on the awards outstanding under the 1995 Equity Plan at the time of the Annual Meeting.

     The 1995 Equity Plan is administered by the Compensation Committee, no voting member of which may be an employee of the Company or its subsidiaries and, to the extent described in "Further Information Concerning the Board of Directors -- Committees of the Board -- Section 162(m) Subcommittee", by the
Section 162(m) Subcommittee. Pursuant to the 1995 Equity Plan, the Compensation Committee is authorized to grant stock options ("Options"), stock appreciation rights ("SARs"), and shares of restricted stock ("Restricted Stock" and, collectively with Options and SARs, "Awards") to officers and key employees of the Company and its subsidiaries (approximately 2200 persons in the aggregate at the date of this Proxy Statement). The 1995 Equity Plan also provides for annual grants to each non-employee director (9 persons in the aggregate at the date of this Proxy Statement) of Options to purchase up to 3,500 shares of Common Stock. In general, Awards may be transferred only upon death or pursuant to qualified domestic relations orders, except that certain participants may transfer Awards to members of their immediate family (as defined in the Rule 16a-1(e) under the Exchange Act).

     As of April 4, 1997, 2,864,858 shares which were not the subject of outstanding Awards remained available for issuance as or pursuant to Awards under the 1995 Equity Plan, of which approximately 174,900 remained available for issuance as Restricted Stock. Upon the effectiveness of the proposed amendment, the total number of shares available for issuance as or pursuant to Awards under the 1995 Equity Plan will be equal to the sum of (i) the number of shares remaining available for issuance as or pursuant to Awards under the 1995 Equity Plan immediately prior to the effectiveness of such amendment and (ii)
7.5 million. Upon the
effectiveness of the proposed amendment, the total number of shares available for issuance under the 1995 Equity Plan as Restricted Stock will be equal to the sum of (i) the number of shares remaining available for issuance under the 1995 Equity Plan as Restricted Stock immediately prior to the effectiveness of such amendment and (ii) 500,000.

     Options granted under the 1995 Equity Plan may be incentive stock options ("ISOs"), nonqualified stock options, or combinations of the foregoing. The 1995 Equity Plan does not specify a maximum term for Options granted thereunder. A grant of Options may provide for the deferred payment of the exercise price from the proceeds of sales through a bank or broker on the exercise date of some or all of the shares of Common Stock to which such exercise relates. The exercise price (the "Exercise Price") of Options may not be less than (i) the closing sale price per share of the Common Stock as reported in the NYSE Composite Tape (or any other consolidated transactions reporting system which subsequently may replace such Composite Tape) for the trading day immediately preceding the date determined as the grant date in accordance with the authorization of the Board (and, in the case of nonqualified Options awarded to non employee directors of the Company as described below, the trading day immediately preceding the date of the Award), or if there are no reported sales on such date, on the next preceding day on which there were sales; (ii) the average (whether weighted or not) or mean price, determined by reference to the closing sales prices, average between the high and low sales prices, or any other standard for determining price adopted by the Board, per share of the Common Stock as reported in the NYSE Composite Transactions Report as of the date or for the period determined in accordance with the authorization of the Board; or (iii) in the event that the Common Stock is not listed for trading on the NYSE as of a relevant date of grant, an amount determined in accordance with standards adopted by the Board. In general, among other requirements, in order to permit the Company to exclude any amount reportable as taxable income for federal income tax purposes as a result of the exercise of such Options and SARs in computing compensation that is subject to the $1.0 million deductibility limit imposed by Section 162(m) (discussed below), Options and SARs granted to executives who are or who could be subject to the $1.0 million limitation will be granted with an Exercise Price of not less than the market value per share on the date of grant.

     Each grant of Options will specify whether the Exercise Price is payable in cash, by the actual or constructive transfer to the Company of nonforfeitable, unrestricted shares of Common Stock already owned by the participant having an actual or constructive value as of the time of exercise equal to the total Exercise Price, by any other legal consideration authorized by the Compensation Committee, or by a combination of such methods of payment. The 1995 Equity Plan does not require that a participant hold shares received upon the exercise of an Option for a specified period and permits immediate sequential exercises of Options with the Exercise Price therefor being paid in shares of Common Stock, including shares acquired as a result of prior exercises of Options.

     SARs may be granted under the 1995 Equity Plan in tandem with the Options. Upon exercise, a holder of an SAR would receive, in the discretion of the Compensation Committee, cash, shares of the Common Stock, or a combination thereof having an aggregate value equal to all or some portion of the excess of the market value of the shares of Common Stock in respect of which the SAR is exercised, determined in the manner specified in the 1995 Equity Plan as of the date of such exercise, over the aggregate Exercise Price of the related Option. The Option to which the SAR is related would be canceled to the extent of the exercise of the SAR.

     Restricted Stock involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of Common Stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend, and other ownership rights in such shares. Restricted Stock is subject, for a period determined by the Compensation Committee at the date of grant, to a "substantial risk of forfeiture" within the meaning of section 83 of the Internal Revenue Code.

     Options granted under the 1995 Equity Plan may be Options that are intended to qualify as ISOs, or nonqualified stock options that are not intended to so qualify. Nonqualified stock options generally will not result in any taxable income to the optionee at the time of the grant, but the holder thereof will realize ordinary income at the time of exercise of the Options if the shares are not subject to any substantial risk of forfeiture (as defined in section 83 of the Internal Revenue Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the Exercise Price. If the Exercise Price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of Common Stock previously owned by the optionee, no gain or loss will be recognized to the extent that the shares of Common Stock received are equal in fair market value to the shares of Common Stock surrendered. An optionee's tax basis in shares acquired upon the exercise of nonqualified stock options is equal to the exercise price plus any amount treated as ordinary income.

     ISOs normally will not result in any taxable income to the optionee at the time of grant. If certain requirements are met, the excess of the net selling price over the adjusted basis of the shares of Common Stock received upon exercise (the "ISO Shares") will be characterized as a capital gain rather than as ordinary income, and will not be taxed at the time of exercise but only upon the sale of such shares. However, the excess of the fair market value of ISO Shares over the amount paid upon the exercise of the related ISO is a tax preference item that is potentially subject to the alternative minimum tax. To the extent that the aggregate fair market value of Common Stock with respect to which ISOs are exercisable for the first time by an employee during any calendar year exceeds $100,000, such excess ISOs will be treated as Options which are not ISOs. No deduction is available to the employer of an optionee upon the optionee's exercise of an ISO nor upon the sale or exchange of ISO Shares if the holding period requirements for ISO Shares and the statutory employment requirement are satisfied by the holder of the ISO Shares.

     In general, the grant of an SAR will not produce taxable income to the recipient. However, upon exercise of an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received will be taxable as ordinary income to the recipient.

     For federal income tax purposes, no taxable income will be recognized by a participant who receives a Restricted Stock Award pursuant to the 1995 Equity Plan in the year such Award is made to the participant. If the participant makes an election under section 83(b) of the Internal Revenue Code to have such stock taxed to him as ordinary income (a "Section 83(b) Election"), however, he will recognize as ordinary income for such year an amount equal to the excess of the fair market value of the shares of Common Stock (determined without regard to any lapse restrictions imposed thereon) at the time of transfer over any amount paid by the participant therefor. If a participant makes a Section 83(b) Election, no tax deduction will subsequently be allowed to the participant for any amount previously included in income by reason of such election with respect to any Common Stock later forfeited under the terms of the 1995 Equity Plan. Absent a Section 83(b) Election, a participant will recognize ordinary income for federal income tax purposes in the year or years in which restrictions terminate, in an amount equal to the excess, if any, of the fair market value of such shares of Common Stock on the date the restrictions expire or are removed over any amount paid by the participant therefor. Assuming no Section 83(b) Election has been made, any dividends received with respect to Common Stock subject to restrictions will be treated as additional compensation income and not as dividend income.

     To the extent that a recipient of an Award recognizes ordinary income in the circumstances described above, the Company or a subsidiary, as the case may be, would be entitled to a corresponding deduction, provided in general that (i) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness; (ii) the deduction is not disallowed pursuant to
Section 162(m), as described below; and (iii) certain statutory provisions relating to so-called "excess parachute payments" do not apply. Awards granted under the 1995 Equity Plan are subject to acceleration in the event of a change-in-control of the Company and, therefore, it is possible that these change-in-control features may affect whether amounts realized upon the receipt or exercise of Awards will be deductible by the Company under the "excess parachute payments" provisions of the Internal Revenue Code.

     Section 162(m) generally disallows a tax deduction to public companies for compensation over $1.0 million accrued with respect to the chief executive officer and the four most highly compensated executive officers in addition to the chief executive officer employed by the company at the end of the applicable year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of options, one requirement is that the plan under which the options are granted state a maximum number of shares with respect to which options may be granted to any one participant during a specified period. Accordingly, the 1995 Equity Plan restricts Awards under the 1995 Equity Plan so that no participant may be granted Options to purchase more than 500,000 shares (which amount would be increased to 1,000,000 shares upon the effectiveness of the proposed amendment to the 1995 Equity Plan) in any period of three fiscal years of the Company, subject to adjustment by the Compensation Committee in certain circumstances to prevent dilution or enlargement of the participant's rights. A second requirement is that the 1995 Equity Plan be approved by stockholders. This requirement was satisfied in connection with the original adoption of the 1995 Equity Plan and, if the proposed amendment becomes effective as described herein, will be satisfied with respect to the 1995 Equity Plan as amended thereby.

     The foregoing discussion of the material provisions of the 1995 Equity Plan, as proposed to be amended, does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached as Appendix A to this Proxy Statement and incorporated herein by reference. As proposed to be amended, the 1995 Equity Plan would be subject to further amendment from time to time by the Board, except that no amendment to increase the maximum numbers of Common Shares or Restricted Shares issuable pursuant to the 1995 Equity Plan or the maximum number of Common Shares that maybe subject to Option Rights or Appreciation Rights granted to any participant in any period of three fiscal years of the Company could be effected without the further approval of the holders of a majority of the Common Shares actually voting thereon at a meeting of the Company's stockholders.

     The following table sets forth certain information regarding the Awards granted under the 1995 Equity Plan in Fiscal 1996 and Fiscal 1997 (through April 17, 1997). No determination has been made with respect to any specific Award that may be granted under the 1995 Equity Plan after the date of this Proxy Statement.

                    1995 EXECUTIVE EQUITY INCENTIVE PROGRAM

                                                                  POTENTIAL REALIZABLE VALUE
                                                                              AT
                                                                   ASSUMED ANNUAL RATES OF
                                                                            STOCK
                                                                    PRICE APPRECIATION FOR
                                                STOCK                    OPTION TERM
            NAME AND                           OPTIONS            --------------------------
       PRINCIPAL POSITION                     SHARES (#)            5% ($)         10% ($)
---------------------------------             ----------          ----------     -----------
A. Questrom                           1996             0                   0               0
  Chairman/CEO                        1997             0                   0               0
J. Zimmerman                          1996             0                   0               0
  President/COO                       1997       450,000(1)        9,728,214      24,653,204
R. Tysoe                              1996        50,000(2)        1,041,607       2,639,636
  Vice Chairman/CFO                   1997        50,000(1)        1,080,913       2,739,245
T. Cody                               1996        40,000(2)          833,285       2,111,709
  Executive Vice President            1997        50,000(1)        1,080,913       2,739,245
  Law and Human Resources
D. Broderick                          1996         9,000(2)          187,489         475,134
  Senior Vice President/              1997         9,000(1)          194,564         483,064
  General Counsel/Secretary
Executive Group                       1996       112,000(2)        2,333,199       5,912,785
                                      1997       571,000(1)       12,344,022      31,282,176
Non-Executive Director Group          1996        14,437(3)          314,463         769,910
  (nine persons)
Non-Executive Officer                 1996     2,931,100(4)       61,073,647     154,772,613
  Employee Group                      1997     3,463,600(5)(6)    74,876,980     189,752,969
  (approximately 1,930 persons)

---------------

(1) Represents options granted on March 28, 1997 having an exercise price of $34.375 per share. In the case of Mr. Zimmerman, such options will vest as to 100,000 shares on each of March 28, 1998 and March 28, 1999, and as to the remaining 250,000 on March 28, 2000. In the case of other members of the Executive Group, such options will vest as to one-fourth thereof on each of the first four anniversaries of the date of the grant thereof.

(2) Represents options granted on March 22, 1996 having an exercise price of $33.125 per share, vesting as to one-fourth thereof on each of the first four anniversaries of such date.

(3) Represents options granted between May 17, 1996 and August 23, 1996 having exercise prices ranging from $34.625 to $34.875 per share. It is anticipated that, on May 16, 1997, each non-employee director will be granted an option to purchase 3,500 shares of Common Stock during a 10-year term at a price equal to the closing price per share of Common Stock on the NYSE on May 15, 1997.

(4) Represents options granted between March 22, 1996 and July 1, 1996 having exercise prices ranging from $33.125 to $34.125 per share, with a majority of such options vesting as to one-fourth thereof on each of the first four anniversaries of the date of the grant thereof and the remainder vesting in their entirety on the fourth anniversary of the date of the grant thereof.

(5) Represents options granted on March 28, 1997 having an exercise price of $34.375, with a majority of such options vesting as to one-fourth thereof on each of the first four anniversaries of the date of the grant

                                       15

    thereof and substantially all of the remainder vesting in their entirety on the fourth anniversary of the date of the grant thereof.

(6) In addition to the foregoing, a total of 30,000 Restricted Shares were awarded to two persons in this Group.


     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE 1995 EQUITY PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                ITEM 4 -- APPROVAL OF 1992 INCENTIVE BONUS PLAN

     The 1992 Bonus Plan was originally adopted by the Company in connection with the Federated Plan of Reorganization (as hereinafter defined). The purpose of the 1992 Bonus Plan is to promote the attainment of the Company's performance goals by providing incentive compensation for certain key executives of the Company and its subsidiaries.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million accrued with respect to the chief executive officer and the four most highly compensated executive officers in addition to the chief executive officer employed by the company at the end of the applicable year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of the 1992 Bonus Plan, one such requirement is that it be approved by the Company's stockholders. Compliance with this requirement (which had been held in abeyance under related transition rules) is sought to be achieved by obtaining such approval at the Annual Meeting.

     The 1992 Bonus Plan is administered by the Compensation Committee, no voting member of which may be an employee of the Company or its subsidiaries, and, to the extent described in "Further Information Concerning the Board of Directors -- Committees of the Board -- Section 162(m) Subcommittee", by the
Section 162(m) Subcommittee. Participants in the 1992 Bonus Plan ("Participants") are officers, executives and other employees of the Company or its subsidiaries (or persons who have agreed to commence serving in any of such capacities) who are designated by the Chief Executive Officer, the Chief Operating Officer or the Chief Merchandising Officer of the Company with the approval of the Compensation Committee or the Board.

     The 1992 Bonus Plan provides for both annual incentive awards and long-term incentive awards. Participants who are executives of the Company or its subsidiaries or other business units (including store principals, general merchandise managers, store managers, vice presidents and other elected officers) are eligible for annual incentive awards based upon the achievement of specified performance goals for the applicable fiscal year. Participants who have overall responsibility for day-to-day and long-term achievement of results of the Company or are in key broad-based strategy formulation and decision-making positions of the Company or its subsidiaries or other business units are eligible for long-term incentive awards based on the achievement of specified performance goals over a specified period, not to exceed five consecutive fiscal years. As of the date of this Proxy Statement, approximately 1,200 Participants were eligible for annual incentive awards and approximately 28 Participants were eligible for long-term incentive awards.

     Prior to the beginning of each performance period, the Compensation Committee approves for such performance period the applicable performance goals for the Company and each other covered business unit and, in certain cases, for individual Participants. Such performance goals are based upon the Company's business plan. In the case of a Participant who is, or is determined by the Compensation Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code, such performance goals will be based solely upon one or more of the following measures of performance:
(1) total sales; (2) comparable store sales; (3) gross margin; (4) operating or other expenses; (5) earnings before interest and taxes ("EBIT"); (6) earnings before interest, taxes, depreciation and amortization; (7) net income; (8) earnings per share; (9) cash flow; (10) return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity); and (11) stock price appreciation. Such performance goals may be expressed with respect to the Company or one or more other operating units and may be expressed in terms of absolute levels or percentages or ratios expressing relationships between two or more of the foregoing measures of performance (e.g., EBIT as a percentage of total sales), period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or one or more indices.

     Each covered business unit's actual performance during a particular performance period is measured against the applicable performance goals. If the covered business unit's performance for the performance period (i) is below the threshold performance goal established therefor, no annual or long-term incentive awards are paid to Participants in respect thereof, (ii) is equal to the threshold performance goal established therefor, the threshold levels of annual and long-term incentive awards, as applicable, are paid to Participants in respect thereof, (iii) is equal to the target performance goal established therefor, the target levels of annual and long-term incentive awards, as applicable, are paid to Participants in respect thereof, (iv) is equal to or greater than the maximum performance goal established therefor, the maximum level of annual and long-term incentive awards, as applicable, are paid to Participants in respect thereof, and (v) is in between any two of the performance goal levels described in the immediately preceding clauses (ii),
(iii) and (iv), the levels of the annual and long-term incentive awards, as applicable, paid to Participants in respect thereof are determined through interpolation. Notwithstanding the foregoing, no annual incentive award paid to any Participant may exceed $2.0 million, and no long-term incentive award paid to any Participant may exceed $3.0 million. All annual and long-term incentive awards granted under the 1992 Bonus Plan are paid to Participants in single lump-sum cash payments following the conclusion of the applicable performance period.

     The foregoing discussion of the material provisions of the 1992 Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached as Appendix B to this Proxy Statement and incorporated herein by reference. The 1992 Bonus Plan is subject to amendment from time to time by the Board.

     The following tables set forth certain information regarding the award opportunities granted under the 1992 Bonus Plan with respect to performance periods consisting of or commencing with Fiscal 1996 or Fiscal 1997. No determination has been made with respect to any specific awards that may be granted under the 1992 Bonus Plan after the date of this Proxy Statement.

                            ANNUAL INCENTIVE AWARDS

                                                              AWARD POTENTIAL (1)
                                                  --------------------------------------------
 NAME AND PRINCIPAL POSITION      FISCAL YEAR     THRESHOLD ($)     TARGET ($)     MAXIMUM ($)
------------------------------    -----------     -------------     ----------     -----------
A. Questrom                           1996             300,000         625,000      1,125,000
  Chairman/CEO                        1997(2)          300,000         625,000      1,125,000
J. Zimmerman                          1996             160,000         400,000        640,000
  President/COO                       1997             300,000         625,000      1,125,000
R. Tysoe                              1996              70,000         175,000        280,000
  Vice Chairman/CFO                   1997              75,000         187,500        300,000
T. Cody                               1996              65,000         162,500        260,000
  Executive Vice President            1997              69,000         172,500        276,000
  Law and Human Resources
D. Broderick                          1996              35,000          87,500        140,000
  Senior Vice President/              1997              35,000          87,500        140,000
  General Counsel
Executive Group                       1996             681,400       1,578,500      2,650,600
                                      1997             830,800       1,827,000      3,173,200
Non-Executive Director Group          1996                 N/A             N/A            N/A
  (nine persons)                      1997                 N/A             N/A            N/A
Non-Executive Officer                 1996          10,411,300      26,038,900     41,635,200
  Employee Group                      1997          10,877,600      27,261,000     43,588,900
  (approximately 1,200
     persons)

---------------

(1) Based upon actual performance relative to the applicable performance goals, the actual cash incentive payments in respect of Fiscal 1996 as a percentage of the target amount shown were approximately 116.8% for the Executive Group and 89.4% for the Non-Executive Officer Employee Group.

(2) Mr. Questrom will be eligible to receive a target level incentive payment based on service deemed to continue through the end of Fiscal 1997.


                           LONG-TERM INCENTIVE AWARDS

                                                                AWARD POTENTIAL
                                                  --------------------------------------------
 NAME AND PRINCIPAL POSITION      FISCAL YEAR     THRESHOLD ($)     TARGET ($)     MAXIMUM ($)
----------------------------      -----------     -------------     ----------     -----------
A. Questrom                         1996-1998(1)       300,000         625,000      1,125,000
  Chairman/CEO                      1997-1999(2)       300,000         625,000      1,125,000

J. Zimmerman                        1996-1998          280,000         583,300      1,050,000
  President/COO                     1997-1999          300,000         625,000      1,125,000

R. Tysoe                            1996-1998           84,000         210,000        336,000
  Vice Chairman/CFO                 1997-1999           90,000         225,000        360,000

T. Cody                             1996-1998           78,000         195,000        312,000
  Executive Vice President          1997-1999           82,800         207,000        331,200
  Law and Human Resources

D. Broderick                        1996-1998           35,000          87,500        140,000
  Senior Vice President/            1997-1999           35,000          87,500        140,000
  General Counsel

Executive Group                     1996-1998          811,600       1,787,300      3,101,400

                                    1997-1999          842,400       1,856,000      3,219,600
Non-Executive Director Group        1996-1998              N/A             N/A            N/A
  (nine persons)                    1997-1999              N/A             N/A            N/A

Non-Executive Officer               1996-1998        1,580,500       3,951,200      6,467,200
  Employee Group                    1997-1999        1,608,700       4,021,800      6,434,900
  (approximately 22 persons)

---------------

(1) Mr Questrom will be eligible to receive a prorated amount in 1999, based on service deemed to continue through the end of Fiscal 1997. The prorated amounts at Threshold, Target and Maximum are $200,000, 416,700, and $750,000, respectively.

(2) Mr. Questrom will be eligible to receive a prorated amount in 2000, based on service deemed to continue through the end of Fiscal 1997. The prorated amounts at Threshold, Target and Maximum are $100,000, $208,300 and $375,000, respectively.


     If the holders of a majority of the shares of Common Stock actually voted on the matter at the Annual Meeting vote for the approval of the 1992 Bonus Plan, the 1992 Bonus Plan will be deemed to have been approved by the Company's stockholders and will continue to be in effect. If such approval by the Company's stockholders is not obtained at the Annual Meeting, no annual or long-term incentive awards for any performance period commencing after February 1, 1997 will be paid under the 1992 Bonus Plan. Except as described in the immediately preceding sentence, neither the approval of the Company's stockholders of the 1992 Bonus Plan nor the failure of such approval to be obtained will have any effect on the awards outstanding under the 1992 Bonus Plan at the time of the Annual Meeting.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 1992 BONUS PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

        ITEM 5 -- STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS

     The Company has been notified by Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who is the beneficial owner of 200 shares of Common Stock, that she intends to submit the following proposal at the Annual Meeting:

          RESOLVED: That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Cincinnati, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.

     The proponent has submitted the following statement in support of the proposal, for which the Company and the Board accept no responsibility:

          This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures than they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

          Last year the owners of 5,205,645 shares, representing approximately 3.6% of shares voting, voted FOR this proposal.

          If you AGREE, please mark your proxy FOR this resolution.

     The Board recommends, as it did last year, that the stockholders vote AGAINST the proposal for the reasons reiterated below:

     The Company (including its divisions and subsidiaries) does not make contributions to political candidates or political parties at the federal level. Where permitted by law, the Company, from time to time, typically through its divisions or subsidiaries, may make such contributions at the state and local level, and may make contributions with respect to local issues or referenda in instances in which such contributions are determined to be consistent with the Company's legitimate business interests. The amounts of such contributions have been insignificant.

     In addition, in Fiscal 1996 contributions aggregating $17,000 were made by a political action committee from funds that had previously been contributed by employees of certain divisions and subsidiaries of the Company.

     Information with respect to all such contributions is publicly available. Therefore, this proposal would, in the Board's opinion, result in duplicative disclosure and require unnecessary expenditures by the Company.

     FOR THE REASONS SET FORTH ABOVE, THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                             EXECUTIVE COMPENSATION

THREE-YEAR COMPENSATION SUMMARY

     The following table summarizes the compensation of the five most highly compensated executive officers of the Company (the "Named Executives") for the Company's last three fiscal years for services rendered in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                          ----------------------------------------
                                         ANNUAL COMPENSATION                       AWARDS                PAYOUTS
                                 ------------------------------------     -------------------------     ----------       ALL
                                                               OTHER      RESTRICTED     SECURITIES                     OTHER
                                                              ANNUAL        STOCK        UNDERLYING        LTIP        COMPEN-
       NAME AND                                               COMPEN-      AWARD(S)       OPTIONS/       PAYOUTS       SATION
  PRINCIPAL POSITION    YEAR     SALARY ($)     BONUS ($)     SATION($)     ($)(1)        SARS(#)         ($)(2)       (3)($)
----------------------- -----    ----------     ---------     -------     ----------     ----------     ----------     -------
A. Questrom              1996    1,250,000       715,000          --               0             0               0      1,500
    Chairman & Chief     1995    1,250,000       750,000      117,169              0       450,000      11,049,334      1,524
    Executive Officer    1994    1,200,000             0      130,916              0             0         800,000      2,072

J. Zimmerman             1996    1,000,000       443,200      104,671(4)           0             0         270,500      1,500
    President & Chief    1995    1,000,000       325,000       83,370              0             0         276,000      1,524
    Operating Officer    1994    1,000,000       319,600       72,008      1,396,875       382,000         310,400      2,072

R. Tysoe                 1996      700,000       212,800       89,798(5)           0        50,000         216,000      1,500
    Vice Chairman &      1995      700,000       227,500       81,167              0             0         220,200      1,524
    Chief Financial      1994      687,500       255,200       48,888      4,620,000        61,000         247,600      2,072
    Officer

T. Cody                  1996      643,667       197,600       81,123(6)           0        40,000         216,000      1,500
    Executive Vice       1995      591,667       207,400       80,536              0       100,000         220,200      1,524
    President            1994      543,750       255,200      106,736              0        37,000         247,600      2,072

D. Broderick             1996      346,667       110,200           --              0         9,000          97,500      1,500
    Senior Vice          1995      321,333       110,300       47,733              0        34,000          99,600      1,524
    President, General   1994      273,500       113,300       41,870              0         6,000          89,200      2,072
    Counsel & Secretary

---------------

(1) At February 1, 1997, the aggregate number of shares of restricted stock held by each of the Named Executives and the aggregate value thereof (based on the closing market price of the Common Stock on January 31, 1997) were as follows: Mr. Questrom: 0 shares, $0; Mr. Zimmerman: 68,000 shares, $2,235,500; Mr. Tysoe: 135,000 shares, $4,438,125; Mr. Cody: 12,000 shares,
    $394,500; and Mr. Broderick: 3,600 shares, $118,350. Shares of restricted stock were awarded to Messrs. Zimmerman, Tysoe, Cody and Broderick on February 7, 1992. Restrictions on these awards lapsed as to 20% of such shares as of each of the first two anniversaries of the award, 15% of such shares as of each of the next two anniversaries of the award, and 30% of such shares as of the fifth anniversary of the award. In addition, shares of restricted stock were awarded to Mr. Zimmerman (75,000 shares) on December 9, 1994, and to Mr. Tysoe (240,000 shares) on January 2, 1995. For Mr. Zimmerman's December 9, 1994 award, the restrictions lapsed as to one-third of such shares immediately following the grant of the award and will lapse as to the remaining two-thirds of such shares on the fourth anniversary of the award. For Mr. Tysoe's January 2, 1995 award, the restrictions lapsed, or will lapse, as to 25% of such shares on each of the first four anniversaries of the award. Holders of restricted stock are entitled to all rights and benefits of share ownership, except the right to dispose of or pledge such shares.

(2) Consists of value-added payments to Mr. Questrom under his prior employment agreement, and payments to other executive officers pursuant to the Company's long-term cash incentive plan. The prior employment agreement with Mr. Questrom provided for him to serve as Chairman of the Board and Chief Executive Officer for a term beginning on February 2, 1990 and expiring on February 2, 1995 (the "Contract Period"). The agreement also provided that Mr. Questrom would be entitled to receive a value-added payment upon completion of the Contract Period based on

                                       21

    appreciation in the aggregate market value of the common stock of the Company and Allied Stores Corporation ("Allied") (which was merged into the Company in 1992) during the Contract Period, adjusted to reflect the restructuring of the debt of the Company and Allied and their respective subsidiaries pursuant to their joint plan of reorganization (the "Federated Plan of Reorganization") and the sale of equity. The value-added payment provided for in the agreement was equal to the amount determined by the following formula: 0.75% of the first $500.0 million of equity appreciation, 1.5% of any equity appreciation between $500.0 and $1,000.0 million and 2.0% of any equity appreciation in excess of $1,000.0 million (less amounts previously paid as described below). An initial, nonrefundable value-added payment of $2.0 million was made upon commencement of the Contract Period and subsequent nonrefundable value-added payments of $800,000 were made on each of January 31, 1991, 1992, 1993, 1994 and 1995. The final value-added payment in the amount of $10,249,334.31 (including interest of $313,200.31), was paid to Mr. Questrom in October 1995.

    The payments to the Named Executive officers other than Mr. Questrom were made pursuant to the Company's long-term cash incentive plans in respect of the period encompassing the Company's fiscal years 1994 through 1997. See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Long-Term Cash Incentive."

(3) Consists of contributions under the Company's Retirement Income and Thrift Incentive Plan (the "RITI"). See "Retirement Programs."

(4) For 1996, the amount shown includes $54,884 for use of corporate aircraft.

(5) For 1996, the amount shown includes $48,390 for use of corporate aircraft

(6) For 1996, the amount shown includes $22,272 for executive discount on merchandise purchases and $21,063 for group term life insurance.


FISCAL 1996 STOCK OPTION GRANTS

     The following table sets forth certain information regarding grants of stock options made during Fiscal 1996 to the Named Executives pursuant to the 1995 Equity Plan. No grants of stock appreciation rights were made during Fiscal 1996 to any of the Named Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                             INDIVIDUAL GRANTS
----------------------------------------------------------------------------
                              % OF TOTAL
                               OPTIONS                   MARKET                  POTENTIAL REALIZABLE VALUE OF ASSUMED
               SECURITIES     GRANTED TO                PRICE ON                      ANNUAL RATES OF STOCK PRICE
               UNDERLYING     EMPLOYEES                  GRANT       EXPIRA-         APPRECIATION FOR OPTION TERM
                OPTIONS       IN FISCAL      PRICE        DATE        TION       -------------------------------------
    NAME       GRANTED(#)        YEAR        $/SH.      $/SH.(1)      DATE        0%($)        5%($)          10%($)
-------------  ----------     ----------     ------     --------     -------     -------     ----------     ----------
A. Questrom           0          0.00%          N/A         N/A          N/A           0              0              0
J. Zimmerman          0          0.00%          N/A         N/A          N/A           0              0              0
R. Tysoe         50,000(2)       1.64%       33.125      33.125      3/22/06           0      1,041,607      2,639,636
T. Cody          40,000(2)       1.31%       33.125      33.125      3/22/06           0        833,285      2,111,709
D. Broderick      9,000(2)       0.30%       33.125      33.125      3/22/06           0        187,489        475,134

---------------

(1) The "market price" shown is the closing price for shares of Common Stock on the New York Stock Exchange (the "NYSE") on the business day immediately preceding the grant date.

(2) Twenty-five percent of the option award vests on each of the first four anniversaries of the award, beginning March 22, 1997.


     See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Equity-Based Plans" for further information regarding grants of stock options made during Fiscal 1996.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information regarding the total number of stock options held by each of the Named Executives and the aggregate value of such options at February 1, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF
                                                    SECURITIES
                                                    UNDERLYING              VALUE OF
                                                    UNEXERCISED            UNEXERCISED
                                                    OPTIONS AT            IN-THE-MONEY
                                                   FISCAL YEAR-            OPTIONS AT
                   SHARES                             END(#)           FISCAL YEAR-END($)
                 ACQUIRED ON        VALUE          EXERCISABLE/           EXERCISABLE/
    NAME         EXERCISE(#)     REALIZED($)       UNEXERCISABLE        UNEXERCISABLE(1)
-------------    -----------     -----------     -----------------     -------------------
A. Questrom              0                0              0/450,000             0/6,243,750
J. Zimmerman             0                0        268,666/283,334     3,645,991/3,805,009
R. Tysoe            60,000        1,012,500         80,000/103,000         882,000/609,250
T. Cody             25,000          409,375         87,500/139,500     1,062,500/1,029,750
D. Broderick         5,000           79,375          18,250/40,750         219,125/333,375

---------------

(1) In-the-money options are options having a per share exercise price below the closing price of shares of Common Stock on the NYSE on January 31, 1997 (the last trading day in Fiscal 1996). The dollar amounts shown represent the amount by which the product of such closing price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price payable upon such exercise.

FISCAL 1996 LONG-TERM INCENTIVE PLAN AWARD OPPORTUNITIES

     The following table sets forth certain information with respect to award opportunities of the Named Executives under the Company's long-term cash incentive plan for the 1996-1998 measurement period. The cash payment under this program is scheduled to occur in 1999.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                 ESTIMATED FUTURE PAYOUTS
                                                UNDER NON-STOCK PRICE-BASED
                                                         PLANS(1)
                   PERFORMANCE OR OTHER     -----------------------------------
                       PERIOD UNTIL         THRESHOLD     TARGET       MAXIMUM
     NAME          MATURATION OR PAYOUT        ($)          ($)          ($)
---------------    --------------------     ---------     -------     ---------
A. Questrom(2)             1998              300,000      625,000     1,125,000
J. Zimmerman               1998              280,000      583,300     1,050,000
R. Tysoe                   1998               84,000      210,000       336,000
T. Cody                    1998               78,000      195,000       312,000
D. Broderick               1998               35,000       87,500       140,000

---------------

(1) See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Long-Term Cash Incentive" for further information regarding the Company's long-term cash incentive plan.

(2) Mr. Questrom will be eligible for a prorated payout in 1999, based upon service deemed to continue through the end of Fiscal 1997. The prorated amounts at Threshold, Target and Maximum are 200,000, $416,700 and $750,000 respectively.


CHANGE-IN-CONTROL AGREEMENTS

     The Company has entered into a change-in-control agreement ("Change-in-Control Agreement") with each of its executive officers and certain other officers and key employees. Under the Change-in-Control Agreements, if, prior to November 1, 1998 (February 2, 1999 in the instance of Mr. Questrom), a change in control (as defined in the Change-in-Control Agreements) occurs and within three years thereafter the Company or, in certain circumstances, the executive terminates the executive's employment and, in the case of a termination by the Company, cause (as defined in the Change-in-Control Agreements) therefor does not exist, the executive would be entitled to a cash severance benefit equal to two times the sum of his or her current base salary (or, if higher, the executive's highest salary received for any year in the three full calendar years preceding the Change in Control) and target annual bonus (or, if higher, the executive's highest bonus received for any year in the three full calendar years preceding the Change in Control), payment of any awards under the Company's long-term cash incentive plan at target (if applicable, and prorated to the executive's participation during each performance period), the continuation of welfare benefits for two years (subject, but only as to welfare benefits, to a requirement in any applicable welfare benefits plan that the executive maintain "actively at work status" and to early termination on the date the executive secures other full-time employment) and two years of retirement plan credits (but not pursuant to the Company's qualified or non-qualified plans). The cash severance benefit payable under the Change-in-Control Agreements would be reduced by all amounts actually paid to the executive pursuant to any other employment or severance agreement or plan to which the executive and the Company are parties or in which the executive is a participant. In addition, the severance benefits under the Change-in-Control Agreements are subject to reduction in certain circumstances if the excise tax imposed under 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.

RETIREMENT PROGRAM

     Prior to January 1, 1997, the retirement program established by the Company before the Merger and the retirement program established by Macy's before the Merger were the primary programs for providing retirement benefits to the Company's employees. These and other sundry retirement programs established by the Company have been merged in two steps, on January 1, 1997 and April 1, 1997, and the combined program consists of a defined benefit plan and a defined contribution plan (the "Combined Program"). As of January 1, 1997, approximately 86,000 employees, including the executive officers of the Company, participated in the Combined Program, which is described below.

     To allow the Combined Program to provide benefits based on a participant's total compensation, the Company adopted a Supplementary Executive Retirement Plan (the "SERP"). The SERP, which is a nonqualified unfunded plan, provides to eligible executives retirement benefits based on compensation in excess of Internal Revenue Code maximums, as well as on amounts deferred under the Company's Executive Deferred Compensation Plan ("EDCP"), in each case employing a formula that is based on the participant's years of credited service and final average compensation, taking into consideration the participant's balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits (as defined below). As of January 1, 1997, approximately 750 employees were eligible to receive benefits under the terms of the SERP. The Company has reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Combined Program, in accordance with applicable law.

     Under the Combined Program's Cash Account Pension Plan, a participant retiring at normal retirement age is eligible to receive the amount credited to his or her pension account or the monthly benefit payments determined actuarially based on the amount credited to his pension account. Amounts credited to participants' accounts consist of an opening cash balance equal to the single sum present value, using stated actuarial assumptions, of the participant's accrued normal retirement benefit earned at December 31, 1996, under the applicable predecessor pension plan, Pay Credits (generally, a percentage of eligible compensation credited annually based on length of service) and Interest Credits (credited quarterly, based on the 30 Year Treasury Bond rate for the November prior to each calendar year). In addition, if a participant retires before January 1, 2002 at or after age 55 with at least 10 years of credited service, the pension benefit payable in an annuity form, other than a single life annuity, will not be less than that which would have been payable from the predecessor pension plan under which such participant was covered on December 31, 1996.

     Prior to the adoption of the defined benefit plans which were merged into the Combined Program, the Company's primary means of providing retirement benefits to employees was through defined contribution profit sharing plans. An employee's accumulated retirement profit sharing interests in the profit sharing plans (the "Retirement Profit Sharing Credits") which accrued prior to the adoption of the pension plans, continue to be maintained and invested until retirement, at which time they are distributed. With defined benefit plans in place, the Company continued, and presently expects to continue, to make contributions to the Profit Sharing 401(k) Investment Plan. It is impractical to estimate the accrued benefits upon retirement under the Company's Profit Sharing 401(k) Investment Plan because the amount, if any, that will be contributed by the Company and credited to a participant in any year is determined by such variable factors, among others, as the amount of net income of the Company, participants' annual contributions to the plan, the amount of matching contributions of the Company, and the earnings on participants' accounts.

     The following table shows the estimated hypothetical total annual benefits payable under the SERP benefit formula pursuant to the Cash Account Pension Plan, Retirement Profit Sharing Credits and the SERP to persons retiring at their normal retirement age in 1997 in specified eligible compensation and years of service classifications, assuming that a retiring participant under the Combined Program elects a single life annuity distribution of his or her balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits. If the total annual benefits payable to a person pursuant to the Cash Account Pension Plan and the

Retirement Profit Sharing Credits under the foregoing assumptions would exceed the amount set forth below, no benefit would be payable to such person under the SERP. Eligible compensation for this purpose includes amounts reflected in the Annual Compensation portion of the Summary Compensation Table under the headings "Salary" and "Bonus," but excludes amounts reflected in such portion of such table under the heading "Other Annual Compensation." With respect to the Annual Compensation portion of the Summary Compensation Table, the eligible compensation of each of the Named Executives did not vary by more than 10% from the total amount of such executive's annual compensation.

                               PENSION PLAN TABLE

   FINAL                               YEARS OF SERVICE
  AVERAGE        ------------------------------------------------------------
COMPENSATION        15           20           25           30           35
------------     --------     --------     --------     --------     --------
 $  250,000      $ 50,283     $ 67,044     $ 83,805     $100,566     $100,566
    300,000        61,533       82,044      102,555      123,066      123,066
    350,000        72,783       97,044      121,305      145,566      145,566
    400,000        84,033      112,044      140,055      168,066      168,066
    450,000        95,283      127,044      158,805      190,566      190,566
    500,000       106,533      142,044      177,555      213,066      213,066
    750,000       162,783      217,044      271,305      325,566      325,566
  1,000,000       219,033      292,044      365,055      438,066      438,066
  1,250,000       275,283      367,044      458,805      550,566      550,566
  1,500,000       331,533      442,044      552,555      663,066      663,066

     Messrs. Questrom, Zimmerman, Tysoe, Cody and Broderick have completed 29, 28, 9, 14 and 9 years of credited service, respectively. Mr. Tysoe's current employment agreement with the Company, which expires on January 2, 1999, provides that if Mr. Tysoe remains in the employ of the Company for the entire term of the agreement, he will be deemed to have commenced employment on February 19, 1981 for the purpose of calculating years of credited service for benefit accrual (with such additional benefits payable by the Company separately and not pursuant to any of the Company's qualified or non-qualified retirement plans).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW OF THE COMPANY'S EXECUTIVE COMPENSATION POLICIES AND PRACTICES

     The Company's basic compensation policies and practices were established in connection with the Federated Plan of Reorganization, including the implementation of a comprehensive executive compensation program principally intended to: (i) provide appropriate incentives designed to aid in assuring the accomplishment of the Company's performance and financial objectives; (ii) help ensure that the Company is able to attract and retain top-quality management personnel; and (iii) ensure that an appropriate portion of executive compensation is variable and dependent upon the accomplishment of specific short and long-term performance and financial objectives, as well as increases in stockholder value.

     This program was developed with the assistance of independent compensation and other advisors, reviewed in detail with representatives of creditor constituencies during the course of the development of the Federated Plan of Reorganization and approved in connection therewith. The key guiding principle of the program is that total compensation opportunities, which include annual cash compensation and the value of long-term stock and cash incentives, should be positioned at competitive levels, should lead the industry when annual and long-term performance exceeds expectations and should lag behind the industry when performance falls short. The program consists of the following components: (i) Base Salary -- targeted at competitive levels for comparable-sized firms within the retail industry; (ii) Performance-Based Annual Cash Incentive -- based on attainment of specific financial objectives for the total corporation, operating unit or individual;
(iii) Performance-Based Long-Term Cash Incentive -- based on Company-wide performance against three-year financial performance objectives, as well as performance against peers; and (iv) Equity -- in the form of stock options, which tie any executive gain directly to value creation and stock price appreciation, and limited use of restricted stock, the ultimate value of which is also directly tied to creation of stockholder value. The companies to which comparisons are made for purposes of determining competitive positioning are primarily department store retailers, many of which are included in the graph set forth under the caption "Comparison of Total Stockholder Return." For purposes of measuring the Company's performance against peers, the peer group contains all of the companies set forth under the caption "Total Stockholder Return," as well as a few additional companies. Information relating to each of the foregoing components is set forth below.

     The Compensation Committee (the "Committee") has engaged KPMG Peat Marwick LLP ("Peat Marwick") as its independent executive compensation consultants. With the assistance of Peat Marwick and Company management, the Committee periodically reviews the compensation programs of the Company to determine whether the total compensation provided by these programs is consistent with the Company's performance-driven policies. During 1994, the Committee, with the assistance of Peat Marwick, reviewed the total compensation provided to the Company's executives. Based upon this review, the Committee reaffirmed the program's key guiding principles and continued, with some minor changes, the programs established and approved in connection with the Federated Plan of Reorganization. It is also the Committee's general policy to consider whether particular payments and awards are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in reviewing executive compensation programs. Consistent with this policy, and in response to the final Treasury regulations regarding the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, the Committee has taken what it believes to be appropriate steps to maximize the future deductibility of cash payments under the Company's annual cash incentive plan and the long-term cash incentive plan, and of stock options awarded under the 1995 Equity Plan.

     The Company's overall executive compensation program and each of its components are administered by the Committee and the Section 162(m) Subcommittee, based on authority delegated by the Board. All of the members of the Committee are non-employee directors and all of the members of the Section 162(m) Subcommittees are "outside directors" within the meaning of Section 162(m). See "Further Information Concerning The Board of Directors -- Committees of the Board -- Compensation Committee" for further information regarding the
Section 162(m) Subcommittee. In the opinion of the Board each of the Compensation Committee and the Section 162(m) Subcommittee is composed of directors who are independent of any relationships with any officer or other person that would prevent such committee or subcommittee from making independent judgments with respect to matters pertaining to executive compensation generally within its authority or as applied to any specific officer. No executive officer of the Company serves on any other boards of directors with any member of the Board or the Committee.

SPECIFIC COMPENSATION PRACTICES

     EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER. Effective February 2, 1995, the Company and Mr. Questrom entered into an employment agreement which provides for Mr. Questrom to serve as Chairman of the Board and Chief Executive Officer of the Company for a term expiring on February 2, 1998. However, Mr. Questrom has announced his resignation effective as of the close of business on the day of the Annual Meeting.

     Mr Questrom's employment agreement provides for a base salary of $1.25 million per year, and specifically includes Mr. Questrom as a participant in the Company's annual and long-term cash incentive plans described hereinafter. In addition, pursuant to the agreement, on February 2, 1995, Mr. Questrom was granted an option to purchase 450,000 shares of Common Stock at an exercise price of $19.00 per share. Such option originally was scheduled to vest in its entirety on February 2, 1998. Pursuant to Section 162(m), annual compensation accrued to Mr. Questrom that is in excess of $1.0 million (excluding Mr. Questrom's annual and long-term cash bonus, as well as any gains from the stock options awarded) will not be deductible by the Company for federal income tax purposes.

     Termination of Mr. Questrom's employment by the Company other than for "cause" or by Mr. Questrom for "good reason" would entitle Mr. Questrom to receive a lump-sum payment of all salary and targeted annual bonuses for each year until the expiration of the stated term thereof. The term "cause" is defined generally to include (i) willful and material breaches of duties, (ii) habitual neglect of duties, or (iii) the final conviction of a felony, but generally does not include bad judgment or negligence, any act or omission believed by Mr. Questrom in good faith to have been in or not opposed to the interests of the Company or any act or omission in respect of which a determination could properly have been made by the Board that Mr. Questrom met the applicable standard of conduct prescribed for indemnification or reimbursement under the By-Laws or the laws of the state of Delaware. The term "good reason" is defined generally to include (a) the assignment to Mr. Questrom of any duties materially inconsistent with his position, authority, duties or responsibilities as contemplated in the agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (b) any material failure by the Company to comply with any of the provisions of the agreement, (c) failure of Mr. Questrom to be reelected Chairman of the Board and Chief Executive Officer of the Company or to be reelected to membership on the Board, or (d) any purported termination by the Company of Mr. Questrom's employment otherwise than as expressly permitted by the agreement.

     In connection with his resignation, Mr. Questrom will be entitled to receive (i) salary and a target-level annual cash incentive payment based upon service deemed to continue through the end of Fiscal 1997 and (ii) and a prorated amount, based upon service deemed to continue through the end of Fiscal 1997, of the long-term cash incentive payments payable on account of award opportunities for the 1995-1997, 1996-1998, and 1997-1999 performance periods. In addition, the option to purchase shares of Common Stock described in the second preceding paragraph will vest in its entirety upon Mr. Questrom's resignation and Mr. Questrom will be credited with service through the end of Fiscal 1997 for purposes of computing retirement benefits payable under the Combined Program and the SERP (with such additional benefits payable by the Company separately and not pursuant to any of the Company's qualified or non-qualified retirement plans).

     EMPLOYMENT AGREEMENT WITH PROSPECTIVE CHIEF EXECUTIVE OFFICER. The Company and Mr. Zimmerman have entered into a new employment agreement, effective May 16, 1997, which provides for Mr. Zimmerman to serve as Chairman of the Board and Chief Executive Officer of the Company for a term expiring on May 16, 2001. Mr. Zimmerman's employment agreement provides for a base salary of $1.25 million per year, and specifically includes Mr. Zimmerman as a participant in the Company's annual and long-term cash incentive plans described hereinafter. In addition, in connection with his agreement to serve as Chairman of the Board and Chief Executive Officer of the Company, Mr Zimmerman was granted, on March 28, 1997, an option to purchase 450,000 shares of Common Stock at an exercise price of $34.375 per share. Such option will vest as to 100,000 shares on each of March 28, 1998 and March 28, 1999, and as to the remaining 250,000 shares on March 28, 2000. Pursuant to Section 162(m), annual compensation accrued to Mr. Zimmerman that is in excess of $1.0 million (excluding Mr. Zimmerman's annual and long-term cash bonus, as well as any gains from the stock option awarded) will not be deductible by the Company for federal income tax purposes.

     Mr. Zimmerman's new employment agreement contains provisions for compensation in the event of termination of Mr. Zimmerman's employment by the Company other than for "cause" or by Mr. Zimmerman for "good reason" substantially identical to the comparable provisions of Mr. Questrom's employment agreement described above.

     EMPLOYMENT AGREEMENTS WITH OTHER EXECUTIVE OFFICERS. Each of the Company's other executive officers, along with a number of other key employees, is a party to an employment agreement with the Company. Most of these agreements have a three-year term, although several are for two years or four years, and all incorporate non-compete and mitigation clauses. The agreements with Messrs. Tysoe, Cody and Broderick presently specify the following respective annual base salary rates and expiration dates: $750,000, January 2, 1999; $690,000, June 30, 1999; and $350,000, June 30, 1999.

     The Company and Mr. Lundgren have entered into a new employment agreement, effective May 16, 1997, which provides for Mr. Lundgren to serve as President and Chief Merchandising Officer of the Company for a term expiring on May 16, 2000. Mr. Lundgren's employment agreement provides for a base salary of $1.0 million per year. In addition, in connection with his agreement to serve as President and Chief Merchandising Officer of the Company, Mr. Lundgren was granted, on March 28, 1997, an option to purchase 250,000 shares of Common Stock at an exercise price of $34.375 per share. Such option will vest as to 75,000 shares on each of March 28, 1998 and March 28, 1999, and as to the remaining 100,000 shares on March 28, 2000.

     The Committee reviews the compensation levels and other terms of employment of each of the Company's executive officers against the performance of such officers and other factors determined to be appropriate by the Committee on a continuing basis. While the Committee expects the Company will continue its historical practice of entering into employment agreements with its executive officers and other key employees, it reserves the right to modify or terminate that practice generally or in a specific instance upon the expiration of any such agreements.

     ANNUAL CASH INCENTIVE. Since Fiscal 1992, the Company's executive officers (other than Mr. Questrom until Fiscal 1995) have participated in an annual cash bonus plan that was tied directly to Company performance. The annual cash bonus opportunity for Messrs. Zimmerman, Tysoe and Cody (and Questrom, beginning in Fiscal 1995) is based 100% upon the Company's performance against specific "EBIT" (Earnings Before Interest and Taxes) targets established by the Committee consistent with the Company's annual business plan, while 75% of Mr. Broderick's incentive opportunity is based upon the Company's EBIT performance, with the remaining 25% based upon his performance compared to specific individual objectives. The Committee (or, in certain cases, the Section 162(m) Subcommittee) establishes threshold, target and maximum EBIT levels, and a minimum targeted ratio of EBIT-to-sales based upon Board approval of the Company's annual business plan. Failure to attain the minimum EBIT-to-sales objective results in reduction of the bonus otherwise earned based upon earnings performance. The Company's actual earnings and earnings rate for Fiscal 1996 exceeded the target earnings and earnings rate performance levels approved by the Board. Accordingly, Messrs. Questrom, Zimmerman, Tysoe, Cody and Broderick earned bonuses which reflected amounts between the target and the maximum annual bonus opportunity which the Committee assigned to their positions at the beginning of the year. The Committee (or, in certain cases, the Section 162(m) Subcommittee) has reviewed and approved the 1996 annual cash incentive EBIT and EBIT-to-sales performance targets for the executive group and the corresponding annual cash bonus opportunities.

     LONG-TERM CASH INCENTIVE. The long-term cash incentive plan for the Company's executive officers is based on the Company's three-year performance against specified financial objectives established in connection with the Company's long-term business plan. The Company's performance against a cumulative EBIT target and an EBIT rate target provides the basis for 60% of the incentive opportunity under each of the 1994-1996, the 1995-1997 and the 1996-1998 programs. The remaining 40% of the incentive opportunity is based upon an objective ranking of the Company's performance compared to a designated group of peer companies with respect to both cumulative comparable store sales and cumulative earnings per share growth under each of the 1994-1996, 1995-1997 and the 1996-1998 programs.

     Consistent with the Company's long-term business plan approved by the full Board, the Committee (or, in certain cases, the Section 162(m) Subcommittee) annually establishes new three-year threshold, target and maximum EBIT objectives and a minimum EBIT rate objective, which generally remain unchanged for each three-year measurement period. Failure to attain the minimum earnings rate objective results in reduction of the bonus otherwise earned based upon earnings performance. For the 1994-1996 performance period, EBIT performance exceeded target objectives, resulting in a payout between the target and the maximum opportunity for the portion of the incentive based upon EBIT performance. With respect to Company performance against peers, the Company exceeded the overall performance objectives, also resulting in a payout between the target and the maximum opportunity for the portion of the incentive based upon performance against peers. The Committee (or, in certain cases, the Section 162(m) Subcommittee) has reviewed and approved the 1997-1999 long-term cash incentive cumulative EBIT and EBIT rate performance targets for the executive group, the specific factors and the peer group to which Company performance will be compared, and the corresponding long-term cash bonus incentive opportunity for each participant.

     EQUITY-BASED PLANS. Stock option awards were granted in Fiscal 1996 by the Committee to Messrs. Tysoe, Cody and Broderick pursuant to the 1995 Equity Plan.

     Stock option awards granted in Fiscal 1996 were based on the organizational level of the executive, and provided recognition of the contributions made by the executive in the current year, as well as the future contributions to the Company each is anticipated to make. In granting these performance-based awards, the Named Executives and other key employees were provided with an immediate financial interest in increasing stockholder value.

     As part of the 1994 review of executive total compensation conducted by the Committee with the assistance of outside compensation experts from Peat Marwick, the Committee approved guidelines for stock option awards to executives. The guidelines featured the use of a range of annual stock option award opportunities for each eligible position within the Company, with the range of opportunity reflecting competitive levels of awards as compared to other department store retailers and with individual awards reflecting individual performance within the Company. The awards are typically granted with an exercise price equal to 100% of fair market value at the time of grant, with a 10-year term and vesting over four years. Options awarded after February 15, 1995, are granted under the 1995 Equity Plan approved by the Company's stockholders at the November 29, 1994 special shareholders meeting.

CONCLUSION

     The Committee believes that the compensation policies and arrangements made or adopted in connection with the Federated Plan of Reorganization, such as the Company's prior employment agreement with Mr. Questrom, were critical to the Company's ability to successfully reorganize itself. The Committee intends to seek to continue to operate under, and to adjust where necessary, these performance-driven compensation policies and practices to assure that they are consistent with the goals and objectives of the Company, and with the primary mission of the full Board of increasing long-term stockholder value.

                                          Respectfully submitted,

                                          Joseph Neubauer, Chairperson
                                          Lyle Everingham
                                          Meyer Feldberg
                                          George V. Grune
                                          Paul W. Van Orden
                                          Craig E. Weatherup

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

     The following graph compares the cumulative total stockholder return on the Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Retail Department Store Index for the period from February 5, 1992 (the date on which trading in the Common Stock on the NYSE commenced) through March 19, 1997, assuming an initial investment of $100 and the reinvestment of all dividends.

11/24/95      197,414    118,977    145,872    129,403    161,862
12/01/95      197,414    117,652    147,576    128,287    153,750
12/08/95      192,241    118,869    150,129    129,613    166,656
12/15/95      189,655    117,638    149,852    128,272    166,440
12/22/95      181,896    113,247    148,787    123,483    165,287
12/29/95      187,931    115,721    149,752    126,193    166,459
 1/05/96      191,379    119,363    149,942    130,164    166,703
 1/12/96      191,379    115,763    146,319    126,619    162,759
 1/19/96      177,586    111,242    148,755    121,674    165,500
 1/26/96      178,448    112,970    151,136    123,564    168,158
 2/02/96      182,759    117,127    154,593    128,110    172,119
 2/09/96      191,379    120,444    159,584    131,739    177,772
 2/16/96      191,379    120,495    157,544    131,794    175,635
 2/23/96      208,621    126,284    160,243    138,127    178,689
 3/01/96      215,517    129,413    156,667    141,890    174,793
 3/08/96      221,552    128,944    154,024    141,375    171,955
 3/15/96      226,724    134,990    155,952    148,004    174,209
 3/22/96      228,448    135,849    158,186    148,946    176,730
 3/29/96      222,414    131,977    156,941    144,713    175,396
 4/05/96      215,517    129,482    159,460    141,977    178,266
 4/12/96      232,758    133,898    154,804    147,045    173,148
 4/19/96      219,827    131,374    156,837    144,489    175,451
 4/26/96      231,034    136,287    158,877    149,869    177,767
 5/03/96      231,896    139,097    156,001    152,983    174,628
 5/10/96      236,207    139,885    158,544    153,849    177,609
 5/17/96      238,793    141,552    162,633    155,683    182,376
 5/24/96      248,276    143,457    164,967    157,776    185,046
 5/31/96      238,793    141,606    162,684    156,091    182,573
 6/07/96      243,865    142,045    163,703    156,575    183,813
 6/14/96      238,793    138,843    161,889    153,046    181,879
 6/21/96      231,896    136,334    162,130    150,280    182,173
 6/28/96      235,345    134,774    163,051    148,574    183,269
 7/05/96      240,517    133,550    159,844    147,224    179,735
 7/12/96      228,448    129,378    157,109    143,059    176,754
 7/19/96      212,931    125,963    155,295    139,284    174,746
 7/26/96      206,896    125,513    154,607    136,786    173,980
 8/02/96      220,690    131,431    161,072    145,330    181,391
 8/09/96      225,000    133,655    160,877    147,789    181,380
 8/16/96      239,655    133,638    161,734    147,770    182,351
 8/23/96      237,069    133,931    162,176    148,094    182,907
 8/30/96      238,793    133,305    158,519    147,719    178,868
  9/6/96      226,724    135,090    159,417    149,698    179,983
 9/13/96      239,655    138,974    165,461    154,001    186,929
 9/20/96      232,759    138,867    167,039    153,882    188,783
 9/27/96      227,586    134,713    166,834    149,295    188,627
10/04/96      231,896    135,873    170,547    150,581    192,864
10/11/96      228,448    135,508    170,353    150,629    192,743
10/18/96      239,655    136,939    172,823    152,220    195,572
10/25/96      238,793    134,153    170,416    149,123    192,857
11/01/96      224,138    132,321    171,109    147,087    193,758
11/08/96      241,379    136,746    177,685    152,006    201,324
11/15/96      229,310    132,101    179,339    146,843    203,306
11/22/96      232,759    134,846    182,040    149,893    206,433
11/29/96      235,345    137,286    184,056    152,929    208,821
12/06/96      241,379    134,642    179,820    149,984    204,118
12/13/96      225,862    130,461    177,155    145,326    201,186
12/20/96      232,759    129,644    182,074    144,416    206,804
12/27/96      232,759    129,460    184,000    144,227    209,087
 1/03/97      230,172    127,723    181,870    142,292    206,714
 1/10/97      216,379    124,842    184,658    139,494    209,961
 1/17/97      210,345    126,136    188,711    140,985    214,603
 1/24/97      213,793    124,612    187,338    139,282    213,060
 1/31/97      226,724    124,582    191,140    139,248    217,472
 2/07/97      233,621    125,852    191,967    140,667    218,558
 2/14/97      241,379    129,028    196,567    144,218    223,897
 2/21/97      235,345    126,573    194,936    141,474    222,121
 2/28/97      239,655    129,059    192,273    144,583    219,176
 3/07/97      244,828    130,491    195,714    146,187    223,236
 3/14/97      255,172    133,337    192,845   149,375    220,067
 3/19/97      261,207    134,066    191,045    150,192    218,031



          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Neubauer, a director of the Company and a member of the Committee, is Chairman and CEO of ARAMARK Corporation ("ARAMARK"), which has entered into an agreement with The Bon, Inc., a wholly-owned subsidiary of the Company ("The Bon"), to operate food and beverage services on a limited profit and loss basis for nine Bon Marche' stores. In Fiscal 1996, the sales revenues of The Bon attributable to ARAMARK's operations were approximately $83,054.52.

               SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 1998 annual meeting of shareholders must be received in writing by the Secretary of the Company by December 17, 1997, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 1998 annual meeting.

                             STATEMENT ON DIVERSITY

     The Board believes that the Company's policy on diversity is a matter of interest to its stockholders. Diversity is an integral element of the Company's strategy to create and maintain a "workplace of difference" in which (i) its workforce (including management), Board of Directors and supplier base present a diverse profile reflecting national demographics, (ii) a general awareness of the Company's firm commitment to diversity and an acceptance of the inherent advantages of a diverse workforce exist, and (iii) racial, gender, age and ethnic differences co-exist productively and harmoniously, presenting a model to the industry.

     Since the Company already has achieved a workforce profile that mirrors the national workforce, the Company's present goal is to deliberately and incrementally create the desired profile in its boardroom and executive suites as well. Accordingly, the Company has adopted a two-pronged strategy involving focused and proactive efforts in the areas of (i) employment/retention and (ii) communication and ongoing education. The Company aggressively pursues recruitment strategies that are designed to produce the best mix of people for the Company and attract candidates with a wide array of talents, experiences and perspectives. Toward this end, the Company has taken numerous steps to continue to enhance meaningful relationships with national minority organizations and educational institutions. Developing and promoting talented associates with diverse backgrounds already employed by the Company (so-called "incruitment") and communicating effectively with each such associate has been identified as an effective strategy for the successful creation and promotion of long-term commitments to the Company among its minority and women associates. In order to identify the effect of policies and procedures on the representation of women and minorities in exempt positions, the Company tracks the continuous movement of people from one level to the next, and the relative composition of the group being promoted. The Company monitors policies, procedures and benefits to ensure that no adverse impact on women and minorities result therefrom. In order to enhance sensitivity to and acceptance of diversity as a positive element of the Company's workplace environment and thereby maximize the results of its diversity efforts, the Company has developed and implemented a communications strategy, both within and outside the Company, that articulates and communicates effectively the Company's mission on the establishment and retention of a diverse workforce. Additionally, the Company's business rationale for diversity and its expectations of each associate in that regard are communicated using a variety of mediums, including print, video, classroom and computer.

     The Company also seeks diversity among its vendors through its Minority Vendor Development Program, the primary objective of which is to identify certified minority owned businesses and provide them with opportunities to conduct business with the Company in an environment that is mutually beneficial. This formal program is administered by a manager in the Company's corporate offices in Cincinnati, with support from a wide network of senior divisional executives who serve as the liaison to the program manager for minority vendor referrals. As a result of the implementation of its Minority Vendor Development Program, the Company has (i) successfully recruited qualified minority owned businesses, with a special focus on minority vendors of retail merchandise, (ii) caused major vendors to the Company to become educated with respect to the Company's perspective on diversity and to promote diversity among their suppliers, and (iii) developed and implemented a database to increase minority sourcing opportunities, and track and monitor the volume of purchasing from suppliers involved in the Minority Vendor Development Program.

     Stockholders may call Investor Relations at 1-800-261-5385 and request further information on the Company's diversity programs as well as a report containing selected information from the annual EEO-1 Report filed by the Company with regulatory authorities.

                                 OTHER MATTERS

     The Board knows of no business which will be presented for consideration at the Annual Meeting other than that shown above. However, if any business shall properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Annual Report of the Company for Fiscal 1996, which is being mailed to the stockholders together herewith, is not to be regarded as proxy soliciting material. The Company may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, the Company has engaged the firm of Georgeson & Company, Inc. ("Georgeson"), of New York City, to assist in the solicitation of proxies on behalf of the Board of Directors. Georgeson will solicit proxies with respect to Common Stock held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to the Company will not substantially exceed $15,000.

                                          DENNIS J. BRODERICK
                                          Secretary

April 17, 1997

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN
   THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN
                               THE UNITED STATES.

                                                                      APPENDIX A

                       FEDERATED DEPARTMENT STORES, INC.

                      1995 EXECUTIVE EQUITY INCENTIVE PLAN

                  (AS AMENDED AND RESTATED AS OF MAY 16, 1997)

     Federated Department Stores, Inc., a Delaware corporation (the "Company"), hereby amends and restates this 1995 Executive Equity Incentive Plan (this "Plan") effective, subject to the provisions of Section 13, as of May 16, 1997 (the "Effective Date").

     1. PURPOSE. The purpose of this Plan is to attract and retain directors, officers, and other key executives and employees of the Company and its subsidiaries and to provide to such persons incentives and rewards relating to the Company's business plans.

     2. DEFINITIONS. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

          (a) "Appreciation Right" means a right granted pursuant to Section 5.

          (b) "Board" means the Board of Directors of the Company or, pursuant to any delegation by the Board to the Compensation Committee pursuant to
     Section 11, the Compensation Committee.

          (c) "Change in Control" means the occurrence of any of the following events:

             (i) The Company is merged, consolidated, or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction are held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors of the Company (the "Voting Stock") immediately prior to such transaction;

             (ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of such other corporation or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

             (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report or item therein), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the Voting Stock of the Company;

             (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

             (v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period.

     Notwithstanding the foregoing provisions of Section 2(d)(iii) or 2(d)(iv), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" will not be deemed to have occurred for purposes of Section 2(d)(iii) or 2(d)(iv) solely because (1) the Company,
     (2) a Subsidiary, or (3) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, or Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

          (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (e) "Common Shares" means shares of Common Stock of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 8.

          (f) "Compensation Committee" means a committee appointed by the Board in accordance with the By-Laws of the Company consisting of at least three Non-Employee Directors.

          (g) "Date of Grant" means the date determined in accordance with the Board's authorization on which a grant of Option Rights or Appreciation Rights, or a grant of Restricted Shares, becomes effective.

          (h) "Immediate Family" has the meaning ascribed thereto in Rule 16a-1(e) under the Exchange Act.

          (i) "Incentive Stock Options" means Option Rights that are intended to qualify as "incentive stock options" under Section 422 of the Code or any successor provision.

          (j) "Market Value per Share" means any of the following, as determined in accordance with the Board's authorization: (i) the closing sale price per share of the Common Shares as reported in the New York Stock Exchange Composite Transactions Report (or any other consolidated transactions reporting system which subsequently may replace such Composite Transactions Report) for the New York Stock Exchange (the "NYSE") trading day immediately preceding the date determined in accordance with the Board's authorization, or if there are no sales on such date, on the next preceding day on which there were sales, (ii) the average (whether weighted or not) or mean price, determined by reference to the closing sales prices, average between the high and low sales prices, or any other standard for determining price adopted by the Board, per share of the Common Shares as reported in the NYSE Composite Transactions Report as of the date or for the period determined in accordance with the Board's authorization, or (iii) in the event that the Common Shares are not listed for trading on the NYSE as of a relevant Date of Grant, an amount determined in accordance with standards adopted by the Board.

          (k) "Non-Employee Director" means a Director of the Company who is not a full-time employee of the Company or any Subsidiary.

          (l) "Nonqualified Stock Option" means Option Rights other than Incentive Stock Options.

          (m) "Optionee" means the optionee named in an agreement with the Company evidencing an outstanding Option Right.

          (n) "Option Price" means the purchase price payable on exercise of an Option Right.

          (o) "Option Right" means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4.

          (p) "Participant" means a person who is approved by the Board to receive benefits under this Plan and who is at the time an officer, executive, or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities, and also includes each Non-Employee Director.

          (q) "Restricted Shares" means Common Shares issued pursuant to Section 6 as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in Section 6 has expired.

          (r) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act (or any successor rule substantially to the same effect), as in effect from time to time.

          (s) "Spread" means the excess of the Market Value per Share of the Common Shares on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price provided for in the related Option Right.

          (t) "Subsidiary" has the meaning specified in Rule 405 promulgated under the Securities Act of 1933, as amended (or in any successor rule substantially to the same effect).

     3. SHARES AVAILABLE UNDER THE PLAN.  Subject to adjustment as provided in
Section 8, the number of Common Shares that may be issued or transferred under this Plan upon the exercise of Option Rights or Appreciation Rights or as Restricted Shares and released from substantial risks of forfeiture thereof, may not exceed the sum of (i) 7.5 million and (ii) the number of Common Shares which remain available for issuance under this Plan immediately prior to the Effective Date. The aggregate number of Common Shares issued under this Plan upon the grant of Restricted Shares may not exceed the sum of (i) 1.0 million and (ii) the number of Common Shares which remain available for issuance under this Plan upon the grant of Restricted Shares immediately prior to the Effective Date. Shares issued under this Plan may be shares of original issuance or treasury shares or a combination of the foregoing. No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 1.0 million Common Shares in any period of three fiscal years of the Company, subject to adjustment as provided in Section 8.

     4. OPTION RIGHTS. The Board may from time to time authorize the grant to Participants of options to purchase Common Shares upon such terms and conditions as it may determine in accordance with the following provisions:

          (a) Each grant will specify the number of Common Shares to which it pertains and the term during which the rights granted thereunder will exist. The aggregate number of Common Shares to which the grants to any Non-Employee Director in any fiscal year of the Company pertain shall not exceed 3,500 (subject to adjustment as provided in Section 8).

          (b) Each grant will specify an Option Price per share, which may not be less than the Market Value per Share as of the Date of Grant.

          (c) Each grant will specify whether the Option Price is payable (i) in cash, (ii) by the actual or constructive transfer to the Company of nonforfeitable, unrestricted Common Shares already owned by the Optionees (or other consideration authorized pursuant to Section 4(d)) having an actual or constructive value as of the time of exercise as determined by the Board or in accordance with the applicable agreement referred to in
     Section 4(i), equal to the total Option Price, or (iii) by a combination of such methods of payment.

          (d) The Board may determine, at or after the Date of Grant, that payment of the Option Price of any option (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are forfeitable or subject to restrictions on transfer, or other Option Rights (based on the Spread on the date of exercise). Unless otherwise determined by the Board at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this paragraph, the Common Shares received upon the exercise of the Option Rights will be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent of (i) the number of shares surrendered in payment of the Option Price or (ii) the Spread of any unexercisable portion of Option Rights surrendered in payment of the Option Price.

          (e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the exercise date of some or all of the shares to which such exercise relates.

          (f) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

          (g) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary which is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control or other event.

          (h) Option Rights granted under this Plan may be (i) Incentive Stock Options, (ii) Nonqualified Stock Options, or (iii) combinations of the foregoing.

          (i) Each grant of Option Rights will be evidenced by an agreement executed on behalf of the Company by any officer, director, or, if authorized by the Board, employee of the Company and delivered to the Optionee and containing such terms and provisions as the Board may approve, except that in no event will any such agreement include any provision prohibited by the express terms of this Plan.

     5. APPRECIATION RIGHTS. The Board may also authorize the grant to any Optionee (other than a Non-Employee Director) of Appreciation Rights in respect of Option Rights granted hereunder. An Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right or in accordance with the applicable agreement referred to in Section 5(f), to receive from the Company an amount, as determined by the Board, which will be expressed as a percentage of the Spread at the time of exercise. Each such grant will be in accordance with the following provisions:

          (a) Any grant may provide that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares, or in any combination thereof and may either grant to the Optionee or retain in the Board the right to elect among those alternatives.

          (b) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board as of the Date of Grant.

          (c) Any grant may specify waiting periods before exercise and permissible exercise dates or periods and will provide that no Appreciation Right may be exercised except at a time when the related Option Right is also exercisable and at a time when the Spread is positive.

          (d) Any grant may specify that such Appreciation Right may be exercised only in the event of a Change in Control or other event.

          (e) Any grant may provide that, in the event of a Change in Control, then any such Appreciation Right will automatically be deemed to have been exercised by the Optionee, the related Option Right will be deemed to have been surrendered by the Optionee and will be cancelled, and the Company forthwith upon the consummation thereof will pay to the Optionee in cash an amount equal to the Spread at the time of such consummation.

          (f) Each grant of Appreciation Rights will be evidenced by an agreement executed on behalf of the Company by any officer, director, or, if authorized by the Board, employee of the Company and delivered to and accepted by the Optionee, which agreement will describe such Appreciation Rights, identify the related Option Rights, state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and provisions as the Board may approve, except that in no event will any such agreement include any provision prohibited by the express terms of this Plan.

     6. RESTRICTED SHARES. The Board may also authorize the issuance or transfer of Restricted Shares to Participants (other than Non-Employee Directors) in accordance with the following provisions:

          (a) Each such issuance or transfer will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend, and other ownership rights, but subject to the substantial risk of forfeiture provided below.

          (b) Each such issuance or transfer may be made without additional consideration.

          (c) Each such issuance or transfer will provide that the Restricted Shares covered thereby will be subject, except (if the Board so determines) in the event of a Change in Control or other event specified in the agreement referred to in Section 6(e), for a period to be determined by the Board at the Date of Grant, to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.

          (d) Each such issuance or transfer will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed in or pursuant to the agreement referred to in Section 6(e) (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

          (e) Each issuance or transfer of Restricted Shares will be evidenced by an agreement executed on behalf of the Company by any officer, director, or, if authorized by the Board, employee of the Company and delivered to and accepted by the Participant and containing such terms and provisions as the Board may approve except that in no event will any such agreement include any provision prohibited by the express terms of the Plan. All certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares, which may be executed by any officer of the Company upon a determination by the Board that an event causing the forfeiture of the Restricted Shares has occurred.

     7. TRANSFERABILITY. (a) Except as provided in Section 7(b), no Option Right, Appreciation Right, or Restricted Share granted, issued, or transferred under this Plan will be transferable otherwise than (i) upon death, by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, as that term is defined in the Code or the rules thereunder Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder, or (iii) to a fully revocable trust of which the Optionee is treated as the owner for federal income tax purposes.

          (b) Notwithstanding the provisions of Section 7(a), Option Rights, Appreciation Rights, and Restricted Shares (including Option Rights, Appreciation Rights, and Restricted Shares granted, issued, or transferred under this Plan prior to the Effective Date) will be transferable by a Participant who at the time of such transfer is eligible to earn "Long-Term Incentive Awards" under the Company's 1992 Incentive Bonus Plan, as amended (or any successor plan thereto), without payment of consideration therefor by the transferee, to any one or more members of the Participant's Immediate Family (or to one or more trusts established solely for the benefit of one or more members of the Participant's Immediate Family or to one or more partnerships in which the only partners are members of the Participant's Immediate Family); provided, however, that (i) no such transfer will be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (ii) any such transferee will be subject to the same terms and conditions hereunder as the Participant.

          (c) The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6, will be subject to further restrictions on transfer.

     8. ADJUSTMENTS. The Board may make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights or Appreciation Rights granted hereunder, in the prices per share applicable to such Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as the Board may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing; provided, however, that no such adjustment in the numbers of Common Shares covered by outstanding Option Rights or Appreciation Rights will be made unless such adjustment would change by more than 5% the number of Common Shares issuable upon exercise of Option Rights or Appreciation Rights; provided, further, however, that any adjustment which by reason of this Section 8 is not required to be made currently will be carried forward and taken into account in any subsequent adjustment. In the event of any such transaction or event, the Board may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 as the Board may determine is appropriate to reflect any transaction or event described in this
Section 8.

     9. FRACTIONAL SHARES. The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions and for the settlement of fractions in cash.

     10. WITHHOLDING TAXES. To the extent that the Company is required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of a portion of such benefit.

     11. ADMINISTRATION OF THE PLAN. (a) This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation Committee or any subcommittee thereof.

          (b) The Board will take such actions as are required to be taken by it hereunder, may take the actions permitted to be taken by it hereunder, and will have the authority from time to time to interpret this Plan and to adopt, amend, and rescind rules and regulations for implementing and administering this Plan. All such actions will be in the sole discretion of the Board, and when taken, will be final, conclusive, and binding. Without limiting the generality or effect of the foregoing, the interpretation and construction by the Board of any provision of this Plan or of any agreement, notification, or document evidencing the grant of Option Rights, Appreciation Rights, or Restricted Shares, and any determination by the Board in its sole discretion pursuant to any provision of this Plan or of any such agreement, notification, or document will be final and conclusive. Without limiting the generality or effect of any provision of the Certificate of Incorporation of the Company, no member of the Board will be liable for any such action or determination made in good faith.

          (c) The provisions of Sections 4, 5, and 6 will be interpreted as authorizing the Board, in taking any action under or pursuant to this Plan, to take any action it determines in its sole discretion to be appropriate subject only to the express limitations therein contained and no authorization in any such Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Board.

          (d) The existence of this Plan or any right granted or other action taken pursuant hereto will not affect the authority of the Board or the Company to take any other action, including in respect of the grant or award of any option, security, or other right or benefit, whether or not authorized by this Plan, subject only to limitations imposed by applicable law as from time to time applicable thereto.

     12. AMENDMENTS, ETC. (a) This Plan may be amended from time to time by the Board, but without further approval by the holders of a majority of the Common Shares actually voting on the matter at a meeting of the Company's stockholders or such other approval as may be required by Rule 16b-3, no such amendment will
(i) increase the maximum numbers of Common Shares or Restricted Shares issuable pursuant to Section 3 or the maximum number of Common Shares that may be subject to Option Rights or Appreciation Rights granted to any Participant in any period of three fiscal years of the Company (except that adjustments and additions authorized by this Plan will not be limited by this provision) or (ii) cause Rule 16b-3 to become inapplicable to this Plan or Option Rights, Appreciation Rights, or Restricted Shares granted, issued, or transferred hereunder during any period in which the Company has any class of equity securities registered pursuant to Section 13 or 15 of the Exchange Act.

          (b) The Board may, with the concurrence of the affected Optionee, cancel any agreement evidencing Option Rights or any other award granted under this Plan. In the event of such cancellation, the Board may authorize the granting of new Option Rights or other awards hereunder (which may or may not cover the same number of Common Shares which had been the subject of the prior award) in such manner, at such option price, and subject to such other terms, conditions, and discretions as would have been applicable under this Plan had the canceled Option Rights or other award not been granted.

          (c) In case of termination of employment by reason of death, disability, or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 7(b), the Board may take such action as it deems equitable in the circumstances or in the best interests of the Company, including without limitation waiving or modifying any other limitation or requirement under any such award.

          (d) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

          (e) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right, but will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

          (f) This Plan will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. If any provision of this Plan is held to be invalid or unenforceable, no other provision of this Plan will be affected thereby.

     13. EFFECTIVENESS. The amendment and restatement of this Plan set forth herein will not become effective unless the holders of a majority of the Common Shares present in person or by proxy at a meeting of the stockholders of the Company and entitled to vote generally in the election of directors approve the amendments to be effected hereby.

                                                                      APPENDIX B

                       FEDERATED DEPARTMENT STORES, INC.

                           1992 INCENTIVE BONUS PLAN

                 (AS AMENDED AND RESTATED AS OF MARCH 28, 1997)

     Federated Department Stores, Inc., a Delaware corporation (the "Company"), hereby amends and restates this 1992 Incentive Bonus Plan (this "Bonus Plan") effective, subject to the provisions of Section 14, as of March 28, 1997.

     1. PURPOSE. The purpose of this Bonus Plan is to promote the attainment of the Company's performance goals by providing incentive compensation for certain designated key executives and employees of the Company and its Subsidiaries.

     2. DEFINITIONS. As used in this Bonus Plan, the following terms have the following meanings when used herein with initial capital letters:

        (a) "Annual Incentive Award" means the incentive bonus earned by a Participant pursuant to Section 5.

        (b) "Board" means the Board of Directors of the Company or, pursuant to any delegation by the Board to the Compensation Committee pursuant to Section 12, the Compensation Committee.

        (c) "Chief Executive Officer" means the Chief Executive Officer of the Company.

        (d) "Chief Operating Officer" means the Chief Operating Officer of the Company.

        (e) "Chief Merchandising Officer" means the Chief Merchandising Officer of the Company.

        (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        (g) "Compensation Committee" means a committee appointed by the Board in accordance with the By-Laws of the Company consisting of at least three Non-Employee Directors.

        (h) "Covered Employee" means a Participant who is, or is determined by the Board to be likely to become, a "covered employee" within the meaning of
Section 162(m) of the Code (or any successor provision).

        (i) "Long-Term Incentive Award" means the incentive bonus, if any, earned by a Participant pursuant to Section 6.

        (j) "Non-Employee Director" means a Director of the Company who is not a full-time employee of the Company or any Subsidiary.

        (k) "Operating Unit" means the Company as a whole and each other individual subsidiary, division, store, or other business unit of the Company in which individuals employed thereby or therein have been approved to participate in this Bonus Plan by the Board.

        (l) "Participant" means a person who is designated by the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer, with the approval of the Board, to receive benefits under this Bonus Plan and who is at the time an officer, executive, or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities.

        (m) "Performance Goal" means the target level of performance for each Performance Period for the Company as a whole and for each Operating Unit of the Company and, where applicable, for an individual Participant, in each case as established by the Board pursuant to Section 4. The Performance Goals applicable to any Annual Incentive Award or Long-Term Incentive Award made to a Covered Employee will be based solely upon one or more of the following measures of performance:

              (1) total sales;

              (2) comparable store sales;

              (3) gross margin;

              (4) operating or other expenses;

              (5) earnings before interest and taxes ("EBIT");

              (6) earnings before interest, taxes, depreciation and
                  amortization;

              (7) net income;

              (8) earnings per share;

              (9) cash flow;

             (10) return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity); and

             (11) stock price appreciation.

     Such Performance Goals may be expressed with respect to the Company or one or more other Operating Units and may be expressed in terms of absolute levels or percentages or ratios expressing relationships between two or more of the foregoing measures of performance (e.g., EBIT as a percentage of total sales), period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or one or more indices. The two immediately preceding sentences are intended to comply with the exception from Section 162(m) of the Code for qualified performance-based compensation, and will be construed, applied, and administered accordingly.

        (n) "Performance Period" means, in the case of determining Annual Incentive Awards pursuant to Section 5, one fiscal year of the Company, and in the case of determining Long-Term Incentive Awards pursuant to Section 6, a period determined by the Board not longer than five consecutive fiscal years of the Company. The initial Performance Period under this Bonus Plan in either case will commence on February 2, 1992 and terminate, in the case of Annual Incentive Awards and Long-Term Incentive Awards, on such date or dates as the Board may determine. Any new Performance Period in each case would commence on the first day of each fiscal year of the Company.

        (o) "Retirement" means a Participant's voluntary termination of employment with the Company on or after attainment of age 65, or such other age as may from time to time be established as the normal retirement date under the Company's principal retirement benefit plan in which the Participant is a participant, and before being informed by the Company that his or her employment will be terminated.

        (p) "Rule 16b-3" means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (or any successor rule substantially to the same effect), as in effect from time to time.

        (q) "Subsidiary" has the meaning specified in Rule 405 promulgated under the Securities Act of 1933, as amended (or under any successor rule substantially to the same effect).

     3. ELIGIBILITY. (a) Except as otherwise provided in this Section 3, an employee of the Company or one of its Subsidiaries will become a Participant for a particular Performance Period (i) in respect of Annual Incentive Awards if such employee (x) is an executive of the Company (including without limitation a store principal, general merchandise manager, divisional merchandise manager, store manager, senior vice president, or other vice president or elected officer of the Company or another Operating Unit) on or as of the first day of the Performance Period, (y) is recommended for participation by the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer or any designee thereof, and (z) is approved as a Participant by the Board, and (ii) in respect of Long-Term Incentive Awards if such employee has overall responsibility for day-to-day and long-term achievement of results of the Company or is in a key broad-based strategy formulation and decision-making position of the Company or another Operating Unit selected by the Board to participate in this Bonus Plan, in each case as specifically determined by the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer and approved by the Board on or as of the first day of the Performance Period.

     (b) An executive employee who first becomes eligible to participate after the beginning of a particular Performance Period will become a Participant for such Performance Period only in accordance with this Section 3(b). The Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer may, with the approval of the Board, allow participation for a portion of such Performance Period for such employee on such terms and conditions as the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer (with such approval) may determine. In the event that at any time during any Performance Period with respect to Annual Incentive Awards an executive employee is first hired by the Company or a Subsidiary, or is promoted by the Company or any such Subsidiary to a position in a different Operating Unit and as a result thereof becomes eligible to participate in this Bonus Plan, then, except as otherwise determined by the Board or as otherwise provided in Section 10, such employee will be entitled to be a Participant for purposes of Annual Incentive Awards, which will be prorated on the basis of the number of months of such employee's participation during such Performance Period to the aggregate number of months in such Performance Period. In the event that within the first one-half of any Performance Period with respect to Long-Term Incentive Awards an executive employee is first hired by the Company or a Subsidiary, or is promoted by the Company or any such Subsidiary to a position in a different Operating Unit and as a result thereof becomes eligible to participate in this Bonus Plan, then, except as otherwise determined by the Board or as otherwise provided in
Section 10, such employee will be entitled to be a Participant for purposes of Long-Term Incentive Awards, which will be prorated on the basis of the ratio of the number of months of such employee's participation during such Performance Period to the aggregate number of months in such Performance Period.

     (c) The Board may, in its discretion, allow an executive employee who is not otherwise eligible to participate in this Bonus Plan to be treated as a Participant for all or a portion of any Performance Period on such basis as the Board may determine.

     4. PERFORMANCE GOALS. (a) The Board will approve for each Performance Period the applicable Performance Goals for the Company and each other Operating Unit, as well as for individual Participants in this Bonus Plan, where appropriate, based upon the consolidated business plan of the Company. Such Performance Goals will not be adjusted during a Performance Period, except that such Performance Goals may be so adjusted to prevent dilution or enlargement of any Annual Incentive Award or Long-Term

Incentive Award as a result of extraordinary events or circumstances as determined by the Board or to exclude the effects of extraordinary, unusual or nonrecurring events, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges; provided, however, in the case of a Covered Employee, that no such adjustment will be made if the effect of such adjustment would be to cause the related compensation to fail to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code.

     (b) Prior to the beginning of each Performance Period, the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer or any designee thereof will (i) notify each eligible employee who has been selected to participate in this Bonus Plan that he or she is a Participant under this Bonus Plan for such Performance Period and (ii) communicate in writing to each Participant the minimum, maximum, and target Performance Goals applicable to such Participant for the Company and each other Operating Unit for such Performance Period, and the corresponding minimum, maximum, and target levels of Annual Incentive Awards and Long-Term Incentive Awards for performance by the Participant with respect to such Performance Goals.

     5. ANNUAL INCENTIVE AWARDS. (a) Subject to Section 4, unless changed by the Board, each eligible Participant may earn Annual Incentive Awards as hereinafter provided. Each Operating Unit's actual performance during a particular Performance Period will be measured against the Performance Goals established therefor by the Board in accordance with Section 4. In the event such Operating Unit's performance for the Performance Period (A) is below the minimum Performance Goal established therefor, no Annual Incentive Awards will be paid to Participants in respect thereof, (B) is equal to the minimum Performance Goal established therefor, the minimum level of Annual Incentive Awards will be paid to Participants in respect thereof, (C) is equal to the target Performance Goal established therefor, the target level of Annual Incentive Awards will be paid to Participants in respect thereof, (D) is equal to or greater than the maximum Performance Goal established therefor, the maximum level of Annual Incentive Awards will be paid to Participants in respect thereof, and (E) is between any two of the Performance Goal levels described in the immediately preceding clauses (B), (C), and (D), the level of Annual Incentive Awards to be paid to Participants in respect thereof will be a level interpolated by the Board between the corresponding levels of Annual Incentive Awards paid in respect of such Performance Goal levels.

     (b) Except in the case of a Covered Employee, the Annual Incentive Award determined pursuant to Section 5(a) may be modified by the Board to recognize a Participant's individual performance or in other circumstances deemed appropriate by the Board.

     (c) Notwithstanding any other provision of this Bonus Plan to the contrary, in no event will an Annual Incentive Award paid to any Participant for a fiscal year exceed $2.0 million.

     6. LONG-TERM INCENTIVE AWARDS. (a) Unless changed by the Board, each eligible Participant may earn Long-Term Incentive Awards as hereinafter provided. Each Operating Unit's actual performance during a particular Performance Period will be measured against the Performance Goals established therefor by the Board in accordance with Section 4. In the event such Operating Unit's performance for such Performance Period (A) is below the minimum Performance Goal established therefor, no Long-Term Incentive Awards will be paid to Participants in respect thereof, (B) is equal to the minimum Performance Goal established therefor, the minimum level of Long-Term Incentive Awards will be paid to Participants in respect thereof, (C) is equal to the target Performance Goal established therefor, the target level of Long-Term Incentive Awards will be paid to Participants in respect thereof, (D) is equal to or greater than the maximum

Performance Goal established therefor, the maximum level of Long-Term Incentive Awards will be paid to Participants in respect thereof, and (E) is between any two of the Performance Goal levels described in the immediately preceding clauses (B), (C), and (D), the level of Long-Term Incentive Awards to be paid to Participants in respect thereof will be a level interpolated by the Board between the corresponding levels of Long-Term Incentive Awards paid in respect of such Performance Goal levels.

     (b) Except in the case of a Covered Employee, the Long-Term Incentive Award determined pursuant to Section 6(a) may be modified by the Board to recognize a Participant's individual performance or in other circumstances deemed appropriate by the Board.

     (c) Notwithstanding any other provision of this Bonus Plan to the contrary, in no event will a Long-Term Incentive Award paid to any Participant for a Performance Period exceed $3.0 million.

     7. PAYMENT OF AWARDS. Annual Incentive Awards and Long-Term Incentive Awards will be paid to Participants in a single lump-sum cash payment in respect of any particular Performance Period by April 30 of the fiscal year of the Company immediately following such Performance Period or by such other date that may be fixed by the Board at the time that Performance Goals are established for a particular Performance Period. All Annual Incentive Awards and Long-Term Incentive Awards will be paid in U.S. dollars. The Company may deduct from any payment such amounts as may be required to be withheld under any federal, state, or local tax laws.

     8. TERMINATION OF EMPLOYMENT. If a Participant terminates employment with the Company and its Subsidiaries before the last day of a Performance Period due to death, disability, or Retirement with the consent of the Company, the Participant's Annual Incentive Awards and Long-Term Incentive Awards will be prorated on the basis of the ratio of the number of months of participation during the Performance Period to which the Annual Incentive Awards and Long-Term Incentive Awards relate to the aggregate number of months in such Performance Period. If a Participant's employment with the Company and its Subsidiaries is terminated by the Company or any such Subsidiary before the last day of a Performance Period for any reason other than for Cause (as hereinafter defined), the Participant's Annual Incentive Awards and Long-Term Incentive Awards will be prorated on the basis of the ratio of the number of months of participation during the Performance Period to which the Annual Incentive Awards and the Long-Term Incentive Awards relate to the aggregate number of months in such Performance Period, unless otherwise determined by the Board. Except as otherwise provided in this Section 8, if a Participant's employment with the Company and its Subsidiaries is terminated before the last day of a Performance Period for any reason, the Participant will not be entitled to any Annual Incentive Award or Long-Term Incentive Award for such Performance Period unless otherwise determined by the Board. For purposes of this Agreement, "Cause" means any act of dishonesty, fraud, or willful misconduct by a Participant in the performance of the Participant's duties as an employee of the Company, or any conviction of a Participant for any felony involving moral turpitude.

     9. CHANGE IN CONTROL. In connection with any actual or potential change in control of the Company, whether as a result of any stock acquisition, merger, or other business combination transaction, or any restructuring or recapitalization of the Company, then the Board will take all such actions hereunder as it may determine to be necessary or appropriate to treat Participants equitably hereunder, including without limitation the modification or waiver of applicable Performance Goals, Performance Periods, Annual Incentive Awards, or Long-Term Incentive Awards, notwithstanding the terms of any initial award, and whether to establish or fund a trust or other arrangement intended to secure the payment of such awards.

     10. TRANSFERS AND CHANGES IN RESPONSIBILITIES. (a) If a Participant's responsibilities materially change or the Participant is transferred during a Performance Period to another Operating Unit or to a position that is not designated or eligible to participate in this Bonus Plan, the Company may, as determined by the Board, either (i) continue the Participant's participation in this Bonus Plan and, except in the case of a Covered Employee, as of the date of such change or transfer, establish new performance awards (as determined pursuant to Section 10(b)) in respect of Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, for the Participant with respect to his or her new position, or (ii) terminate the Participant's participation in this Bonus Plan in respect of Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, and, as of the date of such change or transfer, the Participant's Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, would be prorated on the basis of the ratio of the number of months of the Participant's participation during the Performance Period to which such Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, relate to the aggregate number of months in such Performance Period.

     (b) If in the event of such a change or transfer the Participant's participation in this Bonus Plan in respect of Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, is not terminated pursuant to
Section 10(a)(ii), then the Participant's Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, will be prorated on the basis of the number of months of service by the Participant at each Operating Unit during the Performance Period.

     11. SECURITY OF PAYMENT OF BENEFITS. Unless otherwise determined by the Board, all Annual Incentive Awards and Long-Term Incentive Awards will be paid from the Company's general assets, and nothing contained in this Bonus Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.

     12. ADMINISTRATION OF THE PLAN. (a) This Bonus Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Bonus Plan to the Compensation Committee.

     (b) The Board will take such actions as are required to be taken by it hereunder, may take the actions permitted to be taken by it hereunder, and will have the authority from time to time to interpret this Bonus Plan and to adopt, amend, and rescind rules and regulations for implementing and administering this Bonus Plan. All such actions will be in the sole discretion of the Board and, when taken, will be final, conclusive, and binding. Without limiting the generality or effect of the foregoing, the interpretation and construction by the Board of any provision of this Bonus Plan or of any agreement, notification, or document evidencing the grant of benefits payable to Participants and any determination by the Board in its sole discretion pursuant to any provision of this Bonus Plan or any provision of such agreement, notification, or document will be final and conclusive. Without limiting the generality or effect of any provision of the Certificate of Incorporation of the Company, neither the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer nor any member of the Board will be liable for any action or determination made in good faith.

     (c) The provisions of Sections 5 and 6 will be interpreted as authorizing the Board, in taking any action under or pursuant to this Bonus Plan, to take any action it determines in its sole discretion to be appropriate, subject only to the express limitations therein contained, and no authorization in either such Section or any other provision of this Bonus Plan is intended or may be deemed to constitute a limitation on the authority of the Board.

     (d) The existence of this Bonus Plan or any right granted or other action taken pursuant hereto will not affect the authority of the Board or the Company to take any other action, including in respect of the grant or award of any annual or long-term bonus or other right or benefit, whether or not authorized by this Bonus Plan, subject only to limitations imposed by applicable law as from time to time applicable thereto.

     13. MISCELLANEOUS. (a) This Bonus Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

     (b) Except as otherwise provided in this Bonus Plan, no right or benefit under this Bonus Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

     (c) This Bonus Plan may be amended or terminated from time to time by the Board. In the event this Bonus Plan is terminated before the last day of a Performance Period, Annual Incentive Awards and Long-Term Incentive Awards payable for such Performance Period will be prorated on the basis of the ratio of the number of months in such Performance Period prior to such termination to the aggregate number of months in such Performance Period and will be paid only after the end of such Performance Period, which will be deemed to continue until the expiration thereof as if this Bonus Plan had not been terminated.

     (d) If any provision in this Bonus Plan is held to be invalid or unenforceable, no other provision of this Bonus Plan will be affected thereby.

     (e) This Bonus Plan will be governed by and construed in accordance with applicable United States federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

     14. EFFECTIVENESS. The amendment and restatement of this Bonus Plan set forth herein will become effective as of March 28, 1997; provided, however, that no Annual Incentive Award or Long-Term Incentive Award for any Performance Period commencing after February 1, 1997 will be paid under this Bonus Plan unless, prior to such payment, the holders of a majority of the shares of Common Stock of the Company actually voting on the matter approve this Bonus Plan, as amended and restated hereby, at a meeting of the stockholders of the Company.

                       FEDERATED DEPARTMENT STORES, INC.

           PROXIES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF STOCKHOLDERS ON MAY 16, 1997

     The undersigned holder of shares of Common Stock of Federated Department Stores, Inc. (the "Company") hereby appoints Marna C. Whittington, Karl M. von der Heyden and Ronald W. Tysoe, and each of them, as proxies of the undersigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of the Company to be held at its corporate offices located at 7 West Seventh Street, Cincinnati, Ohio 45202, at 11:00 a.m., Eastern Daylight Time, on Friday, May 16, 1997, and at any and all postponements and adjournments thereof (the "Annual Meeting"), according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.

     THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR" ITEMS 2, 3 AND 4, "AGAINST" ITEM 5, AND IN THE DISCRETION OF THE PROXIES IN RESPECT OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                     (Continued, and to be dated and signed, on the other side)


                                            FEDERATED DEPARTMENT STORES, INC.
                                            P.O. BOX 11107
                                            NEW YORK, N.Y. 10203-0107

[   ]


      THE DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1,
                 "FOR" ITEMS 2, 3 AND 4 AND "AGAINST" ITEM 5.


1. Election of Directors   FOR all nominees                  WITHHOLD AUTHORITY to vote                   * EXCEPTIONS
                           listed below         [   ]        for all nominees listed below.    [   ]                     [   ]

Nominees for a three-year term: Earl G. Graves, Sr., George V. Grune, Craig E. Weatherup and James M. Zimmerman.
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT
NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
* Exceptions
            ----------------------------------------------------------------------------------------------------

2. To ratify the Selection of KPMG Peat Marwick, LLP as the Company's        5. Stockholders proposal to cause the publication
   independent accountants for the fiscal year ending January 31, 1998.         of political contributions made by the Company.

     FOR    [   ]      AGAINST    [   ]      ABSTAIN    [   ]                   FOR   [   ]    AGAINST    [   ]    ABSTAIN   [   ]

3. To amend the 1995 Executive Equity Incentive Plan to increase the         For purposes of the 1997 Annual Meeting, proxies
   number of shares of common stock of the Company available for             will be held in confidence (subject to certain
   issuance thereunder and modify certain other terms thereof.               exceptions as set forth in the Proxy Statement)
                                                                             unless the undersigned checks the following box:
     FOR    [   ]      AGAINST    [   ]      ABSTAIN    [   ]                                                                [   ]

4. To approve the 1992 Incentive Bonus Plan.                                                            CHANGE OF ADDRESS
                                                                                                        MARK HERE            [   ]
     FOR    [   ]      AGAINST    [   ]      ABSTAIN    [   ]


                                                                           This proxy should be dated, signed by the shareholder as
                                                                           his or her name appears hereon, and returned promptly in
                                                                           the enclosed envelope. Joint owners should each sign
                                                                           personally, and trustees and others signing in a
                                                                           representative capacity should indicate the capacity
                                                                           in which they sign.

                                                                           Dated:                                            , 1997
                                                                                  ------------------------------------------


                                                                           --------------------------------------------------------
                                                                                            Signature of Shareholder


                                                                           --------------------------------------------------------
                                                                                            Signature of Shareholder


PLEASE MARK, SIGN AND RETURN THIS PROXY CARD
PROMPTLY, USING THE ENVELOPE PROVIDED.


VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK.   [ X ]